UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Duke Realty Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Duke
REALTY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 24, 2019, 10:00 a.m.
The Conrad Indianapolis
50 West Washington Street
Indianapolis, Indiana 46204

At the Annual Meeting, shareholders will be asked to act on the following:

1. To elect twelve directors to serve on the Company's Board of Directors for a one-year term ending at the 2020 Annual Meeting of Shareholders;
2. To vote on an advisory basis to approve the compensation of the Company's named executive officers as set forth in the proxy statement;
3. To ratify the reappointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year 2019; and
4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Duke REALTY

This proxy statement was mailed or made available on or about March 13, 2019.

Proposal Three: Ratification of Reappointment of Independent Registered Public Accounting Firm	67
Shareholder Proposals and Nominations for 2020 Annual Meeting	68
Annual Report	68
Other Matters	69
Householding of Proxy Material	69
Appendix A: Definitions and Reconciliations of GAAP and Non-GAAP Financial Matters	A-1

2019 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement carefully before voting. In this proxy statement, the “company,” “we,” “our” and “us” refer to Duke Realty Corporation and its consolidated subsidiaries, unless the context requires otherwise.

2018 Business Highlights

For more complete information regarding our 2018 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Highlights

Corporate Responsibility Highlights

Corporate Governance Highlights

	Independence and Compliance		Stock Guidelines
☑	93% of our current Board of Directors (Board) is independent: All directors, other than the Chairman, are independent	☑	No hedging or pledging of our securities
☑	Lead independent director role with significant authority and responsibilities	☑	Minimum stock ownership requirements
☑	Fully independent Audit, Corporate Governance, Executive Compensation, and Finance Committees		Other Governance
☑	Annual evaluations of Board and its committees	☑	Proxy access
☑	Annual evaluations of individual directors	☑	Shareholders can amend bylaws
☑	At least 75% attendance at Board and committee meetings	☑	Shareholders can call a special meeting
☑	Directors are elected annually	☑	No related-party transactions
☑	Majority vote standard in uncontested director elections	☑	Corporate Responsibility Committee that reports to Board
	Composition	☑	No shareholder rights plan
☑	21% of our current Board is female
☑	Mix of director tenure, skills, and background that provides a balance of experience and institutional knowledge with fresh perspectives
☑	Board Diversity Policy

2019 Proxy Information

Our Board is soliciting proxies to be voted at the Annual Meeting. Our proxy statement provides shareholders with information needed to vote by proxy or in person at the Annual Meeting. Shareholders do not need to attend the Annual Meeting to vote. Voting instructions are below.

Annual Meeting of Shareholders

Time and Date	10 a.m. local time, April 24, 2019
Place	The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204
Record Date	February 20, 2019
Voting
All shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.

Quorum
In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 359,243,594 shares of common stock were issued and outstanding.

How to Vote

Here are the methods available to shareholders of record for voting on the proposals in this proxy.

Vote, sign, and date your proxy card. Mail it in the enclosed postage-paid envelope.

Vote in person at the Annual Meeting. For directions to the Annual Meeting, please call 317.808.6005.

Call toll-free 1.800.690.6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Log on to http://www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.

Note: Please refer to specific instructions provided on the Notice Regarding the Availability of Proxy Materials for the Annual Meeting or your printed proxy materials. If you are a beneficial holder who holds shares in “street name,” please refer to the voting instruction form provided by your bank, broker, or other nominee.

Proposal One: Selection of 12 Directors

		Board Vote Recommendation	Page Reference (for more detail)
		FOR EACH DIRECTOR NOMINEE	8
•	We are asking shareholders to elect twelve directors to serve for a one-year term that will expire at the company’s 2020 Annual Meeting or until their successors have been elected and qualified.
•
Each director nominee is elected annually by the affirmative vote of a majority of shareholders present in person or represented by proxy and entitled to vote. An abstention will result in a nominee receiving fewer affirmative votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares on director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

Proposal Two: Advisory Vote to Approve the Compensation of Named Executive Officers

	Board Vote Recommendation	Page Reference (for more detail)
	FOR	32
•
We are asking shareholders to approve, on an advisory basis, the compensation of the named executive officers as discussed and disclosed in this proxy statement, including the Compensation Discussion and Analysis beginning on page 33 and the tables and narratives that follow under Executive Compensation beginning on page 51.

•
The proposal to approve, on an advisory basis, the compensation of the company’s named executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not have an impact on the vote to approve compensation.

Proposal Three: Ratification of KPMG as Auditors for 2019

		Board Vote Recommendation	Page Reference (for more detail)
		FOR	67
•	We are asking shareholders to ratify the reappointment of KPMG LLP as the company’s independent registered public accountants for the 2019 fiscal year.
•
To ratify the selection of KPMG, votes cast in favor of the proposal must exceed votes cast against the proposal. Abstentions will not be treated as votes cast and therefore will not have an impact on the ratification of KPMG as our independent registered public accountants. The ratification of the selection of KPMG as the company’s independent registered public accountants for 2019 is considered a discretionary matter, and brokers will be permitted to vote uninstructed shares as to such matter.

Other

If you are a beneficial owner (i.e., you hold your shares through a broker or other nominee), you may instruct your broker to vote your shares by following the instructions that the broker provides. If you sign voting instructions but do not provide instructions with respect to any proposal, the broker will vote on your behalf only on the proposals over which it has discretionary authority (Proposal Three). For all other proposals (Proposals One and Two), your instructions will be counted as broker non-votes. Most brokers offer voting by mail, telephone, and on the Internet.

If you are a shareholder of record, you may vote by returning a properly executed proxy card, voting in person at the Annual Meeting, or by following the instructions on the Notice to vote online or by telephone. When you return a properly executed proxy card, we will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy:

•“FOR” each director nominee in Proposal One;
•“FOR” Proposal Two; and
•“FOR” Proposal Three and, in accordance with the proxy holder’s discretion, on any other matter that may properly come before the Annual Meeting including any adjournments or postponements.

Your proxy gives discretionary authority to Mr. James B. Connor, our Chairman and Chief Executive Officer (CEO); and Ms. Ann C. Dee, our Executive Vice President, General Counsel and Corporate Secretary; on any other matters that might be brought before the Annual Meeting. If you are a record owner and you sign a proxy card but do not provide instructions regarding the proposals on the proxy card, your shares will be voted in accordance with the Board’s recommendations, as noted above.

You may revoke your proxy at any time before its exercise by:

(i)	delivering written notice of revocation to Ms. Dee at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;

(ii)	submitting to the company a duly executed proxy card bearing a later date;

(iii)	voting via the Internet or by telephone at a later date; or

(iv)	appearing at the Annual Meeting and voting in person.

Revocations will not be effective until received in writing by our Corporate Secretary at or before the Annual Meeting. Telephone and internet revocations will not be effective unless, in the case of shareholders who hold their shares through our 401(K) Plan, received on or before 11:59 p.m., Indianapolis local time, on April 21, 2019, and, in the case of all other shareholders, received on or before 11:59 p.m., Indianapolis local time, on April 23, 2019. If you are a beneficial owner, in order to vote in person at the Annual Meeting, you will need to obtain a valid proxy from your broker or other nominee that is the record holder.

We are offering shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. You may confirm that your instructions were received and included by logging onto http://www.proxyvote.com using your control number (located on your Notice Regarding the Availability of Proxy Materials or proxy card) and receive confirmation of how your vote was cast. Vote confirmation is available 24 hours after your vote is received, beginning March 13, 2019, through April 24, 2019. If you hold shares through a broker or other nominee, the ability to confirm your vote may be affected by the rules of the broker or other nominee and the confirmation may not confirm whether the broker or other nominee allocated the correct number of shares to you.

Mailing Date/Internet Availability of Proxy Materials

This proxy statement, the enclosed proxy card, and our 2018 Annual Report or a Notice Regarding the Availability of Proxy Materials, which we refer to herein as the Notice, were mailed or e-mailed to shareholders beginning on or about March 13, 2019. The Notice contains instructions on how to access the proxy materials online. Shareholders who received the Notice by mail or e-mail will not receive a printed copy of the proxy materials in the mail unless they request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on the website referred to in the Notice and this proxy statement and will be able to request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge.

We are soliciting proxies to be voted at the Annual Meeting, and we paid the cost of preparing, printing, assembling, and mailing the proxy materials, and will also bear the cost of other materials that may be sent to shareholders in connection with this solicitation. We also may reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record.

In addition to the solicitation of proxies by use of the mail, officers and regular employees of the company may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. It is also contemplated that brokerage houses will forward the proxy materials to shareholders at our request. Receipt of more than one proxy card or voting instruction form indicates that a shareholder has multiple accounts at the transfer agent or with stockbrokers. Shareholders should complete and return all proxy cards and voting instruction forms received to ensure that all of their shares are voted.

Shareholders of record that desire to receive future proxy statements and annual reports electronically should log on to http://www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that they agree to receive or access proxy materials electronically in future years. Shareholders will need to refer to the company number and control number found on the proxy card. Shareholders may cancel this electronic enrollment if they later wish to receive proxy statements and annual reports by regular mail.

Information about Communications with Duke Realty Corporation and Our Board

Duke Realty provides a procedure for the Board to accept communications from our shareholders that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com.

You may also contact the Board by writing to:

Board of Directors
c/o the Corporate Secretary
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

You may contact the independent directors by writing to:

Independent Directors
c/o Corporate Secretary
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

You may also contact Duke Realty’s Lead Director by emailing him at leaddirector@dukerealty.com.

In addition, as required by the listing standards established by the New York Stock Exchange, or NYSE, Duke Realty provides a method for shareholders and other interested parties to communicate with the non-management directors and/or the entire Board. Such communications should be directed to the non-management directors by writing to:

Non-Management Directors
c/o Corporate Secretary
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

Shareholders and other interested parties may communicate with the entire Board by writing to the address set forth above.

Duke Realty’s Corporate Secretary may be contacted by sending correspondence to: 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attn: Corporate Secretary.

Additional Information

Our website is located at http://www.dukerealty.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Conduct, corporate governance guidelines, charters of the committees of the Board, and reports that we file and furnish with the Securities and Exchange Commission, or SEC. A copy of our Code of Conduct, corporate governance guidelines, and charters of the committees of the Board also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF TWELVE DIRECTORS TO SERVE
ON THE COMPANY’S BOARD FOR A ONE-YEAR TERM
ENDING ON THE DATE OF THE COMPANY’S 2020 ANNUAL MEETING

The Board currently consists of fourteen members. On January 30, 2019, based on the recommendation of the Corporate Governance Committee, the Board nominated each of the existing directors, with the exception of Messrs. Cavanaugh and Cohen, for re-election to serve for a one-year term that will expire at the 2020 Annual Meeting or when their successors have been elected and qualified. The Board also reduced the size of the Board to be twelve directors, effective as of the day of the Annual Meeting.

Each nominee has agreed to be named in this proxy statement and to serve if elected. The Board believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board. If the Board does not propose another director nominee prior to or at the Annual Meeting, the Board, by resolution, may reduce the number of directors to be elected at the Annual Meeting.

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention will result in a nominee receiving fewer votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares in director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

BOARD EVALUATIONS AND MEMBERSHIP CRITERIA

The Corporate Governance Committee, whose responsibilities are described in more detail in “Board Committees,” evaluates the effectiveness of the Board as a whole and each of its committees annually. As part of this evaluation, each director fills out an assessment of the entire Board as well as each of the committees on which he or she serves, and the Corporate Governance Committee reviews a compilation of the results of the various self-assessments.

The Corporate Governance Committee also believes that while the company can benefit from experienced directors, periodic refreshment of the Board is also important. The Corporate Governance Committee, therefore, regularly discusses director succession and reviews potential candidates. The Corporate Governance Committee may employ a search firm to identify director candidates when necessary or appropriate. In 2018, we hired Ferguson Partners Ltd. to review potential director candidates. Key factors that the Corporate Governance Committee considers when determining whether to appoint directors include:

• Experience — Particular skills and leadership experience that are relevant to our strategic vision
• Diversity — Diversity of background, gender, and ethnicity
• Age and Tenure — The age and tenure of each incumbent director
• Board Size — Appropriate number of directors
• Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director
• Character — Integrity, business judgment, and commitment

In nominating members for election to the Board, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. Our bylaws state that the Corporate Governance Committee must consider such nominees so long as the recommendation is submitted to our Corporate Secretary in a timely manner. The timing requirements are described in “Shareholder Proposals and Nominations for 2020 Annual Meeting.” The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. The complete set of requirements for the submission of a shareholder nomination is included in our bylaws. The Board has also adopted a proxy access bylaw, which allows certain eligible shareholders to nominate director candidates and requires us to include such candidates in our proxy materials for an annual meeting of shareholders that involves the election of directors. For more information about the eligibility and other requirements to submit director nominees pursuant to our proxy access bylaw, see “Nominees for Election as Directors-Proxy Access Policy” and “Shareholder Proposals and Nominations for 2020 Annual Meeting.”

Diversity is an important strategic initiative at Duke Realty and has relevance with respect to our employees, our suppliers, and our shareholders. Accordingly, the Corporate Governance Committee also recognizes the importance of diversity in identifying its director nominees and has a Board Diversity Policy, which is available on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com.

The Board believes that it is important to have directors with strong leadership experience as well as experience in the real estate industry and operations. The Board believes a balance of perspectives from other industries is also critical to well-rounded oversight. The chart below reflects the leadership and industry experience of our nominees to the Board as more fully described in “Nominees for Election as Directors.”

The gender diversity and tenure of our director nominees is as follows:

NOMINEES FOR ELECTION AS DIRECTORS

John P. Case, Age 55
Director Since: 2018
Board Committee: Executive Compensation
Qualifications: Mr. Case brings real estate industry, public company, finance, mergers and acquisitions, board, and executive leadership expertise to the Board.

Mr. Case served as Chief Executive Officer and Director of Realty Income Corporation from 2013 to 2018. Realty Income Corporation is a Standard & Poor’s 500 Index (S&P 500) company that invests primarily in single-tenant retail properties. Mr. Case joined Realty Income Corporation in 2010 as Executive Vice President, Chief Investment Officer. He was promoted to President in March 2013 and Chief Executive Officer in September 2013. Prior to joining Realty Income Corporation, Mr. Case served for 19 years as a New York-based real estate investment banker. He began his investment banking career at Merrill Lynch, where he worked for 14 years, and was named a Managing Director in 2000. Following his tenure at Merrill Lynch, Mr. Case was co-head of Americas Real Estate Investment Banking at UBS and later the co-head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee. Mr. Case currently serves as a member of the Board of Trustees of Washington and Lee University. In addition, Mr. Case has been extensively involved in the broader real estate industry, having served on the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT), The Real Estate Roundtable, and as a member of the International Council of Shopping Centers (ICSC).

James B. Connor, Age 60
Director Since: 2015
Board Committee: N/A
Qualifications: Mr. Connor, who joined the company in 1998, brings real estate industry, finance, operations, development, and executive leadership expertise to the Board.

Mr. Connor was named the Chairman and Chief Executive Officer of Duke Realty Corporation, commencing April 26, 2017, and joined the company’s Board in 2015. Prior to being named Chairman and Chief Executive Officer, Mr. Connor held various senior management positions with the company, including President and Chief Executive Officer from January 1, 2016 to April 25, 2017, Senior Executive Vice President and Chief Operating Officer from 2013 to 2015, Senior Regional Executive Vice President from 2011 to 2013, Executive Vice President of the Midwest region from 2003 to 2011, and Senior Vice President between 1998 and 2003. Prior to joining the company in 1998, Mr. Connor held numerous executive and brokerage positions with Cushman & Wakefield, most recently serving as Senior Managing Director for the Midwest area. Mr. Connor serves on the Board of Directors of EPR Properties, a publicly traded real estate investment trust (REIT). Mr. Connor also serves on the Advisory Board of Directors of the Marshall Bennett Institute of Real Estate at Roosevelt University in Chicago. In addition, Mr. Connor is a member of the Board of Governors of NAREIT and The Real Estate Roundtable and serves as a director of the Central Indiana Corporate Partnership.

Ngaire E. Cuneo, Age 68
Director Since: 1995
Board Committee: Audit

Qualifications: Ms. Cuneo brings finance, accounting, consulting, venture capital, corporate development, insurance industry, financial services industry, and executive leadership expertise to the Board.

Ms. Cuneo is an Executive Vice President of Silac, LLC, a private insurance company, a position she has held since July 2016. Ms. Cuneo has also served on the Board of Directors of Sterling Life Insurance Company, a private insurance company, since July 2016. In addition, Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also served as an Executive Vice President of Forethought Financial Group, an insurance holding company, from 2006 until 2010. From 1992 through 2001, Ms. Cuneo was an Executive Vice President of Conseco, Inc., an owner, operator, and provider of services to companies in the financial services industry. The Board has determined that Ms. Cuneo qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Charles R. Eitel, Age 69
Director Since: 1999
Board Committee: Corporate Governance
Qualifications: Mr. Eitel brings consulting, business administration, finance, operations, insurance, manufacturing, industry, and executive leadership expertise to the Board.

Mr. Eitel is the former Chief Executive Officer and Chairman of the Board of WS Packaging Group, Inc., a privately owned producer of printed, packaged goods. Mr. Eitel served in those positions between 2015 and February 2018. Between 2009 and 2014, Mr. Eitel was a partner of Eitel & Armstrong, LLC, which is now North Inlet Partners, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Prior to forming Eitel & Armstrong in 2009, Mr. Eitel served as Vice Chairman of the Board of Directors of the Simmons Bedding Company, an Atlanta-based manufacturer of mattresses, from 2008 to 2009. Mr. Eitel served as Chairman and Chief Executive Officer of the Simmons Bedding Company from 2000 until his appointment to Vice Chairman in 2008. On November 16, 2009, the Simmons Bedding Company filed for protection under Chapter 11 of the federal bankruptcy laws, from which it emerged on January 21, 2010. Mr. Eitel serves on the Board of Directors of American Fidelity Assurance Corporation, a provider of supplemental health insurance benefits and financial services to education employees, auto dealerships, health care providers, and municipal workers across the United States.

Norman K. Jenkins, Age 56
Director Since: 2017
Board Committee: Executive Compensation
Qualifications: Mr. Jenkins brings real estate industry, asset management, finance, accounting, and executive leadership expertise to the Board.

Mr. Jenkins is President and Chief Executive Officer of Capstone Development, LLC, a privately-held developer of institutional-quality lodging assets. Prior to founding Capstone Development, LLC in 2009, Mr. Jenkins served in various roles for Marriott International, Inc. between 1992 and 2008, including most recently as Senior Vice President, North American Lodging Development. Mr. Jenkins began his career with McDonald’s Corporation holding finance and operating roles between 1986 and 1992. Mr. Jenkins currently serves on the Board of The Howard University School of Business, Developer Roundtable of Washington, DC, and Suburban Hospital.

Melanie R. Sabelhaus, Age 70
Director Since: 2012
Board Committee: Executive Compensation, Chairperson

Qualifications: With business experience in both the private and public sectors, Ms. Sabelhaus brings public company, corporate governance, real estate industry, healthcare industry, and executive leadership expertise to the Board.

Ms. Sabelhaus has over 30 years of small business, corporate and federal government experience. Since 2005, Ms. Sabelhaus has been devoting her time to supporting non-profit organizations. Ms. Sabelhaus currently serves as a Senior Consultant of Jerold Panas, Linzy & Partners, a consulting firm that provides philanthropic organizations with fundraising advice. Ms. Sabelhaus also serves as a trustee of Johns Hopkins Health System. Ms. Sabelhaus was appointed by President Bush as Deputy Administrator of the U.S. Small Business Administration from 2002 to 2005, where she was responsible for policy development and program supervision. From 1998 until 2018, Ms. Sabelhaus dedicated her time to community fundraising and women’s business issues. In 1986, Ms. Sabelhaus founded Exclusive Interim Properties (EIP), a real estate company that specialized in short-term, furnished housing. Ms. Sabelhaus served as Chief Executive Officer of EIP from 1986 until the company merged with four similar firms in 1997 taking the company public and renaming it BridgeStreet Worldwide. From 1997 until 1998, Ms. Sabelhaus served as Vice President for Global Sales of BridgeStreet Worldwide. From 1972 to 1986, Ms. Sabelhaus worked at International Business Machine (IBM), during which time she aided in the launch of IBM’s consumer retail program. Ms. Sabelhaus co-founded the United Way’s Women United, raising $1.5 billion over the last 15 years, and the American Red Cross Tiffany Circle, Society of Women Leaders.

Peter M. Scott, III, Age 69
Director Since: 2011
Board Committees: Audit and Finance; Chairperson of Audit

Qualifications: Having held various management positions with Progress Energy, Inc. including Chief Financial Officer, Mr. Scott brings energy and telecommunications industry, public company, finance, accounting, auditing, and executive leadership expertise to the Board.

Mr. Scott was Chief Financial Officer of Progress Energy, Inc. from 2000 to 2003 and from 2005 until his retirement in 2008. From 2004 to 2008, Mr. Scott was also President and Chief Executive Officer of Progress Energy Service Company LLC and had responsibility for all financial and administrative functions of Progress Energy, Inc. Mr. Scott also held various other management positions with Progress Energy, Inc. or its subsidiaries between 2000 and 2008, including responsibilities for its telecommunications and competitive energy subsidiaries. Before joining Progress Energy, Inc. in 2000, Mr. Scott was the President of Scott, Madden & Associates, Inc., a general management consulting firm that he founded in 1983. The firm served clients in a number of industries, including energy and telecommunications. From 1981 until 1983, Mr. Scott served as the Assistant to the Executive Vice President of Carolina Power & Light Company, Inc., a predecessor of Progress Energy, Inc. Prior to that, Mr. Scott was a principal and partner in Theodore Barry & Associates, Inc., a Los Angeles-based consulting firm, between 1977 and 1981. Mr. Scott serves as Chairman of the Board of Governors at Research Triangle International, a not-for-profit organization that provides research and technical services. The Board has determined that Mr. Scott qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

David P. Stockert, Age 56
Director Since: 2017
Board Committee: Corporate Governance
Qualifications: Mr. Stockert brings real estate industry, public company, accounting, finance, and executive leadership expertise to the Board.

Mr. Stockert served as Chief Executive Officer and President of Post Properties, Inc. from 2002 to 2016 and as President and Chief Operating Officer from 2001 to 2002. Prior to joining Post Properties, Inc., Mr. Stockert served as Executive Vice President of Duke Realty Corporation from 1999 to 2000, and as Senior Vice President and Chief Financial Officer of Weeks Corporation from 1995 to 1999. Prior to joining Weeks Corporation, Mr. Stockert was an investment banker and a certified public accountant. Mr. Stockert currently serves on the Board of Directors of Mid-America Apartment Communities, Inc., a publicly traded REIT that invests in apartments, as well as on multiple civic and charitable boards in the Atlanta area.

Chris Sultemeier, Age 56
Director Since: 2018
Board Committee: Finance
Qualifications: Mr. Sultemeier brings supply chain and logistics, public company, and leadership expertise to the Board.

Mr. Sultemeier served as Executive Vice President Logistics of Walmart Stores, Inc. and President/Chief Executive Officer of Wal-mart Transportation LLC between 2012 and 2017. Prior to that, Mr. Sultemeier held various roles in logistics and merchandising for Walmart Stores, Inc., which he joined in 1989. Mr. Sultemeier served as a U.S. Army Captain between 1984 and 1989. Mr. Sultemeier currently serves on the U.S. Congressional Medal of Honor Foundation Board of Directors and teaches at M.I.T. in its Supply Chain/Transportation Master’s Program.

Michael E. Szymanczyk, Age 70
Director Since: 2014
Board Committees: Audit and Finance; Chairperson of Finance

Qualifications: As the former Chief Executive Officer of a Fortune 500 company, Mr. Szymanczyk brings leadership, management, and analytic skills as well as expertise in addressing governmental and regulatory matters to the Board.

Mr. Szymanczyk was the Chairman of the Board and Chief Executive Officer of Altria Group, Inc. from 2008 until 2012. From 2002 through 2008, Mr. Szymanczyk served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. Prior to that, he served in various sales and marketing roles at Proctor & Gamble, Inc. and Kraft, Inc. Mr. Szymanczyk currently serves as Chief Executive Officer of Endurance Capital LLC, a family-owned real estate investment venture. Mr. Szymanczyk also serves on the Finance and Risk Oversight Committee and the Audit Committee of the Board of Directors of Dominion Resources, Inc., a publicly traded provider of electricity, natural gas and related services to customers primarily in the eastern and western regions of the U.S. The Board has determined that Mr. Szymanczyk qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Warren M. Thompson, Age 59
Director Since: 2019
Committee: N/A
Qualifications: As the founder of Thompson Hospitality Corporation, Mr. Thompson brings entrepreneurial, hospitality, and executive leadership expertise to the Board.

Mr. Thompson is Chairman of the Board and President of Thompson Hospitality, a private retail food and facilities management firm. Mr. Thompson founded Thompson Hospitality in 1992. Mr. Thompson began his career with the Marriott Corporation in 1983 and worked there until he founded Thompson Hospitality. Mr. Thompson serves on the Board of Directors of Federal Realty Investment Trust, a publicly traded REIT that invests in retail properties in the United States, and the Board of Directors of Compass Group North American, a public food service and support services company.

Lynn C. Thurber, Age 72
Director Since: 2008
Board Committee: Corporate Governance

Qualifications: Ms. Thurber brings international business, asset management, investment management, finance, accounting, real estate industry, financial services industry, and executive management expertise to the Board.

Ms. Thurber served as the non-executive Chairman of LaSalle Investment Management, a subsidiary of Jones Lang LaSalle Inc. and a global real estate money management firm that invests in private real estate as well as publicly traded real estate companies on behalf of institutional and individual investors from 2006 until 2017. Prior to becoming Chairman, Ms. Thurber was the Chief Executive Officer of LaSalle Investment Management from 2000 to 2006. Ms. Thurber is the Chairman of the Board of Directors of Jones Lang LaSalle Income Property Trust, Inc., a non-listed REIT that owns and manages a diversified portfolio of office, retail, industrial, and apartment properties, and is a trustee of Acadia Realty Trust, a REIT that primarily invests in retail properties. Ms. Thurber is a Trustee of the Urban Land Institute, a non-profit organization that provides leadership in the responsible use of land and in creating and sustaining thriving communities worldwide.

The Structure of the Board and the Lead Director

The Board views the selection of the Chairman and Chief Executive Officer, or CEO, as one of its most important responsibilities. As a result, the Board believes that it should remain free to determine whether these positions should be combined or separated based on circumstances of the company and the composition of the Board at any given time. The Board has determined that a combined Chairman and CEO is in the best interests of the company at this time and has chosen Mr. James B. Connor, who is our CEO, to serve also as the Chairman of the Board.

The Board believes that having the same person serve as Board Chairman and CEO is in the best interests of our shareholders because it demonstrates for our employees, vendors, tenants, and other stakeholders that the company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. In order to ensure that the appropriate balance of power exists between our unaffiliated directors and the CEO, the Board established the Lead Director position. Mr. William Cavanaugh III currently serves as the Lead Director. Since Mr. Cavanaugh is not standing for re-election at the Annual Meeting, the independent members of the Board have chosen Mr. David P. Stockert to serve as Lead Director, effective as of the date of the Annual Meeting. As set forth in our corporate governance guidelines, the Lead Director chairs the executive sessions of the independent directors, which are held at least quarterly. The Lead Director also serves as a liaison between the CEO and the independent directors, approves information sent to the Board, and approves meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items.

We firmly believe that our board structure allows for appropriate oversight by the Board in fulfilling its duties to our company and to our shareholders.

Board Oversight of Risk Management

The Board is primarily responsible for overseeing the company’s risk management processes. A portion of this responsibility has been delegated by the Board to each of the committees of the Board with respect to the assessment of the company’s risks and risk management in its respective areas of oversight. The focus of each of the committees with respect to risk management is as follows:

RISK MANAGEMENT OVERSIGHT
BY BOARD COMMITTEE AND AREA OF FOCUS
Audit
• Internal Controls over Financial Reporting
• Cyber Security
• Legal and Regulatory
Executive Compensation
• Compensation
• Talent Retention
• Stock Ownership
Corporate Governance
• Governance and Ethics
• Environmental/Social Responsibility
• Reputation
Finance
• Investment and Capital Transactions
• Liquidity
• Access to Capital

These committees and the full Board focus on the most significant risks facing the company and the company’s general risk management strategy and also ensure that risks undertaken by the company are consistent with the Board’s appetite for risk. While the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the company and that the leadership structure of the Board supports this approach.

Management works with the Board to assess the company’s risks as follows:

Enterprise Risk Assessment Process Overview

Step 1

- The Steering Committee, which is comprised of a small group of executives and senior associates, reviews the prior year's identified risks and mitigants and assesses the current state of these risks in addition to scanning the general business environment for potential new risks to consider. The Steering Committee engages a group of senior-level associate to further analyze these new or previously-identified risks.

Step 2

- The Steering Committee provides the results of the senior-level assessment to the Executive Committee for its review and consideration of other risks, mitigants, potential gaps, and risk ranking.

Step 3

- The Executive Committee representatives engage the Board to confirm management's identification of the top enterprise-level risks and that management's responses to those risks align with company strategy.

MONITOR

Cyber Security

Cyber security is a growing risk for companies. While the Audit Committee is tasked with overseeing cyber security, it is of particular concern to the full Board, as well. Management reports at least annually to the full Board, as well as quarterly to the Audit Committee, regarding the steps the company is taking to protect the company from cyber attacks or intrusions. Management has created a Cyber Security Committee that meets regularly to discuss the cyber risks facing the company. The Cyber Security Committee focuses on the following strategy areas:  legal and compliance; operations and technology; business continuity and crisis management; leadership and governance; human factors; and information risk management.

Independent Directors

Under the company’s articles of incorporation, at least three-fourths of the directors must be persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the company or any of its affiliates. Because none of Mr. John P. Case; Ms. Ngaire E. Cuneo; Mr. Charles R. Eitel; Mr. Norman K. Jenkins; Ms. Melanie R. Sabelhaus; Mr. Peter M. Scott, III; Mr. David P. Stockert; Mr. Chris Sultemeier; Mr. Michael E. Szymanczyk; Mr. Warren M. Thompson; or Ms. Lynn C. Thurber is currently an officer or employee of the company or any of its affiliates, 92% of the director nominees are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the NYSE, at least a majority of the company’s directors, and all of the members of the company’s Audit Committee, Executive Compensation Committee, and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) that would compromise such director’s independence. In January 2019, the Board undertook a review of director independence. During this review, the Board considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. Based on the review, the Board has determined that all of the unaffiliated director nominees, as well as Messrs. Cavanaugh and Cohen, are independent under the listing standards of the NYSE.

Further to the independence standard discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with the company or any of its subsidiaries. All members of the Audit Committee satisfy these enhanced independence requirements.

Finally, in affirmatively determining the independence of any director who will serve on the Executive Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Executive Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory, or other compensatory fee paid by the company to such director; and (2) whether the director is affiliated with the company, its subsidiaries, or its affiliates. All members of the Executive Compensation Committee satisfy these enhanced independence requirements.
Majority Voting Policy for Director Elections

The company’s articles of incorporation provide that the election of directors at an annual meeting shall be by the affirmative vote of at least a majority of the shareholders present in person or by proxy and entitled to vote at such meeting. In addition, the company’s corporate governance guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any non-contested election of directors, any nominee for director who does not receive the affirmative vote of at least a majority of the votes entitled to vote thereon present in person or by proxy, or an “Against Vote,” shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee receives an Against Vote in the same election, then the independent directors who did not receive an Against Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

If the only directors who do not receive an Against Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Proxy Access Policy

On October 25, 2017, the Board approved the amendment and restatement of the company’s bylaws to implement proxy access. The company’s bylaws, as amended, provide that whenever the Board solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning three percent or more of the company’s outstanding common stock continuously for at least three years can require the company to include in its proxy materials for such annual meeting director nominations for up to the greater of (i) 20% of the number of directors up for election, rounding down to nearest whole number, or (ii) two directors. Shareholder requests to include shareholder nominees in the company’s proxy materials for the 2020 annual meeting of shareholders must be received by the Corporate Secretary no earlier than October 15, 2019 and no later than November 14, 2019 and must satisfy the requirements specified in the company’s bylaws.

BOARD COMMITTEES

The Board has four standing committees, which include the Audit Committee, the Corporate Governance Committee, the Executive Compensation Committee, and the Finance Committee. All of the committee members are independent. In addition, each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE and the rules of the SEC. Similarly, each member of the Executive Compensation Committee satisfies the enhanced independence standards for compensation committee members as defined in the listing standards of the NYSE and the rules of the SEC. The Board has adopted written charters for each of these committees. The charters are available on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of our website contains information regarding procedures established by the Audit Committee for the submission of complaints or concerns about our accounting, internal accounting controls, or auditing matters. The following table summarizes the primary responsibilities of the committees:

Committee		Primary Responsibilities
Audit	•
provides assistance to the Board in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports, cyber security, and other operating controls of the company

	•	is responsible for the selection of the independent auditors and engagement partner, which selection is to be made in the best interests of the company and its shareholders
	•	oversees the independent auditors’ activities
	•	has responsibility for supervising and assessing the performance of the company’s internal audit department
Corporate Governance	•	makes recommendations to the Board regarding corporate governance policies and practices and oversees compliance with such policies and practices
	•	oversees succession planning for senior management and the Board
	•	recommends criteria for membership on the Board
	•	nominates members for election to the Board
	•	makes recommendations to the Board concerning the members, size, and responsibilities of each of the committees
Executive Compensation	•	reviews and approves the compensation of the Board, CEO, and other executive officers of the company and its affiliates (as designated by the Board from time to time)
•
oversees the company’s compensation strategies, programs, plans, and policies to assure that the Board, CEO, other executive officers, and key management employees of the company and its affiliates are compensated effectively and in a manner consistent with the stated compensation strategy of the company

	•	oversees the administration of all company benefit plans
	•	reviews and approves the individual elements of compensation for the executive officers and directors of the company
Finance	•	reviews and evaluates the financial policies, plans, and structure of the company, its subsidiaries and affiliates
	•	reviews the capital structure, investment decisions, financial commitments, and relationships with external sources of financing and rating agencies
	•	reviews and authorizes asset acquisitions, asset dispositions, and development transactions exceeding certain threshold amounts established by the Board

2018 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The following table provides membership and meeting information for each of the committees of the Board during 2018.(1)

			Executive		Corporate
	Board	Audit	Compensation	Finance	Governance
John P. Case	Member		Member
William Cavanaugh III	Lead Director				Chairperson
Alan H. Cohen	Member			Member
James B. Connor	Chairman
Ngaire E. Cuneo	Member	Member
Charles R. Eitel	Member				Member
Norman K. Jenkins	Member		Member
Melanie R. Sabelhaus	Member		Chairperson
Peter M. Scott, III	Member	Chairperson		Member
Jack R. Shaw(2)	Former Member				Member
David P. Stockert	Member				Member
Chris Sultemeier	Member			Member
Michael E. Szymanczyk	Member	Member		Chairperson
Lynn C. Thurber	Member				Member
Number of 2018 Meetings	4	4	4	8	4

(1)	All of the directors, with the exception of Mr. Jack R. Shaw, have served on the respective committee(s) listed above since committee appointments, effective May 1, 2018.
(2)	Mr. Shaw served as a director until the annual meeting of shareholders held on April 25, 2018, when he did not stand for re-election to the Board.

The independent directors met separately in executive sessions four times in 2018, in addition to the committee meetings noted above. As Lead Director, Mr. Cavanaugh presided over each of these executive sessions.

Attendance at Board Meetings and the Annual Meeting

All of our directors attended at least 75% of the meetings of the Board in 2018 during the term of their tenure, including meetings of the committees of which they were members. The company encourages all of its directors to attend the annual meeting and, in 2018, all directors attended such meeting.

DIRECTOR COMPENSATION

The company does not pay additional compensation to directors who are also employees of the company. The non-employee directors received the following compensation in 2018:

•	an annual retainer of $100,000, payable in cash unless otherwise elected to be paid in shares of our common stock

•	an annual supplemental retainer for the directors serving in the roles indicated in the following table:

Service Description	Annual Amount
Lead Director/Corporate Governance Committee Chairperson(1)	$30,000
Audit Committee Chairperson	$20,000
Executive Compensation Committee Chairperson	$15,000
Finance Committee Chairperson	$15,000
Director on more than one committee	$5,000

(1)
The positions of Lead Director and Corporate Governance Committee Chairperson are currently held by the same individual, who received one supplemental annual retainer in the amount of $30,000 for 2018.

•
an annual grant of restricted stock units, or RSUs, pursuant to the Duke Realty Corporation 2015 Non-Employee Directors’ Compensation Plan, or the 2015 Directors’ Plan. These RSUs were granted on February 10, 2018, and vested in full on the first anniversary of the grant date. The number of RSUs awarded was determined by dividing the grant value of $125,000 by the closing stock price on the grant date.

Newly appointed non-employee directors are entitled to a one-time grant of RSUs valued at $50,000. These awards vest in full on the second anniversary of the grant date.

On an annual basis, the Executive Compensation Committee of the Board conducts a competitive review of our non-employee director compensation program using the same peer group of similarly-sized REITs that are used for executive compensation comparisons. Based on these reviews, the Executive Compensation Committee may recommend changes to the non-employee director compensation program for the upcoming year for the Board’s consideration. The last such review was conducted in September 2018 and indicated that our non-employee director compensation levels approximate the peer group median with the exception of the annual supplemental retainer for the Chairpersons of the Executive Compensation Committee and Finance Committee. The Board increased the supplemental retainer for both of these positions to $17,500, effective January 1, 2019. The Executive Compensation Committee recommended no other changes for 2019.

The non-employee directors are also reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board and its committees or other company functions in which the non-employee directors participate at the request of the Chairman of the Board and CEO. In addition, we match dollar for dollar donations made by eligible employees and directors, up to $1,000 per employee/director per calendar year, to the eligible nonprofit organization of their choice. We do not provide any perquisites or other personal benefits or property to directors for which the aggregate value would exceed $10,000 per director.

Non-employee directors may elect to defer receipt of all or a portion of their director compensation payable in cash, stock, or RSUs pursuant to the Directors’ Deferred Compensation Plan. The deferred compensation and earnings thereon are to be paid to the directors after they cease to be members of the Board. Deferred compensation that is otherwise payable in shares of common stock is invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred compensation that is payable in cash may be invested in either a deferred stock account or an “interest account” under such plan. Each of these types of deferral accounts is described below.

•
Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in shares of the company’s common stock. Funds in this account are credited as hypothetical shares of the company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be reinvested in additional hypothetical shares based upon the market price of the company’s common stock on the date dividends are paid. Actual shares are issued only when a director ends his or her service on the Board.

•	Interest Account. Through December 31, 2018, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to our Director and Executive Stock Ownership Guidelines, or the Stock Ownership Guidelines, a stock ownership goal for each director is determined on an individual basis, first in dollars equal to five times the director’s annual retainer, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com.
Stock Retention Requirements.
Until directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through our director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells or trades to pay for any exercise costs. If the director transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements.
The following table sets forth compensation information for all of our non-employee directors for the fiscal year ended December 31, 2018.

Director Compensation Table for 2018

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
John P. Case	$75,000	$175,000	–	$250,000
William Cavanaugh III	$130,000	$125,000	–	$255,000
Alan H. Cohen(5)	$111,250	$125,000	–	$236,250
Ngaire E. Cuneo(5)	$103,750	$125,000	–	$228,750
Charles R. Eitel	$100,000	$125,000	$1,000	$226,000
Norman K. Jenkins	$100,000	$125,000	–	$225,000
Melanie R. Sabelhaus(5)	$107,500	$125,000	$1,000	$233,500
Peter M. Scott, III	$125,000	$125,000	–	$250,000
Jack R. Shaw	$75,000	$125,000	–	$200,000
David P. Stockert	$100,000	$125,000	$1,000	$226,000
Chris Sultemeier	$75,000	$175,000	–	$250,000
Michael E. Szymanczyk	$120,000	$125,000	–	$245,000
Lynn C. Thurber	$100,000	$125,000	$1,000	$226,000

(1)
Because we pay director fees in arrears on a quarterly basis, a portion of the cash fees paid to directors in 2018 was based on the prior year’s annual and supplemental retainer amounts. Messrs. Cavanaugh, Jenkins, Stockert, and Szymanczyk and Mses. Cuneo and Thurber each elected to receive payment of their annual cash retainer in shares of common stock as indicated in the following table. Furthermore, Messrs. Cavanaugh, Jenkins, and Szymanczyk and Ms. Cuneo elected to defer receipt of their shares for their annual retainer and any supplemental retainer pursuant to the Directors’ Deferred Compensation Plan. The number of shares was determined by dividing the amount of the applicable retainer by the closing stock price on the date the retainer was earned.

Name	Total Number of Shares Received in 2018 for Annual Cash Retainer
William Cavanaugh III	4,699
Ngaire E. Cuneo	3,751
Norman K. Jenkins	2,696
David P. Stockert	3,615
Michael E. Szymanczyk	3,235
Lynn C. Thurber	3,615

(2)
Represents the aggregate grant date fair value of stock awards we granted as computed under FASB (Financial Accounting Standards Board) ASC (Accounting Standards Codification) Topic 718, Compensation - Stock Compensation, (ASC 718). The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes RSUs granted in 2018.

(3)
No options were granted to directors in 2018, and there were no outstanding options held by our non-employee directors as of December 31, 2018. The following table sets forth the aggregate number of outstanding stock awards held by our non-employee directors as of December 31, 2018:

Name	Number of RSUs
John P. Case	7,025
William Cavanaugh III	5,075
Alan H. Cohen	5,075
Ngaire E. Cuneo	5,075
Charles R. Eitel	5,075
Norman K. Jenkins	6,968
Melanie R. Sabelhaus	5,075
Peter M. Scott, III	5,075
Jack R. Shaw	–
David P. Stockert	6,932
Chris Sultemeier	7,025
Michael E. Szymanczyk	5,075
Lynn C. Thurber	5,075

(4)	Represents the amount of matching charitable contributions provided under the Duke Realty Matching Gifts program.

(5)	Reflects changes in committee assignments or Chairperson position during 2018.

AUDIT COMMITTEE REPORT

The Board’s Audit Committee is composed of three directors, each of whom is independent under SEC Rule 10A-3 and the listing standards of the NYSE. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the company’s website at http://www.dukerealty.com. The Board has determined that each of Ms. Cuneo, Mr. Scott, and Mr. Szymanczyk is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the company’s internal controls and financial reporting process as well as compliance with laws and regulations and ethical business standards. KPMG LLP, or KPMG, the company’s independent registered public accounting firm, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department, and KPMG. The Audit Committee met with management and KPMG to review and discuss the company’s 2018 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). Management and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee pre-approved all audit, audit-related, and permitted non-audit services provided by KPMG to the company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the SEC.

Audit Committee
Peter M. Scott, III, Chairperson
Ngaire E. Cuneo
Michael E. Szymanczyk

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We incurred the following fees for services rendered by KPMG, our independent registered public accountants, during 2018 and 2017:

Audit Fees: $1,402,000 for 2018 and $1,498,250 for 2017.

Audit-Related Fees: $53,000 for 2018 and $51,500 for 2017. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees: $25,162 for 2018 and $43,382 for 2017. These fees are for services for various tax consulting matters and include $15,000 and $16,762 in 2018 and 2017, respectively, approved by the Audit Committee.

All Other Fees: None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for audit and non-audit services. Under that policy, the committee pre-approved the following services, including the amount of fees payable for such services:

•	Tax consulting services;

•	Audit services associated with SEC filings;

•	Consultations regarding the appropriate accounting or disclosure treatment of specific transactions or events; and

•	Audits of our employee benefit plans.

Any fees in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chairperson, with a review by the Audit Committee at its next scheduled meeting. All non-audit services provided by KPMG in 2017 and 2018 were approved in accordance with this pre-approval policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2018. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of our financial statements were compatible with the maintenance of independence of KPMG as our independent registered public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Each member of our Executive Compensation Committee is independent, as determined by the Board and based on the NYSE listing standards. As members of the Executive Compensation Committee, we have primary responsibility for setting the compensation of the company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the company. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board include the Compensation Discussion and Analysis in this proxy statement.

Executive Compensation Committee
Melanie R. Sabelhaus, Chairperson
John P. Case
Norman K. Jenkins

The information contained in the Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Executive Compensation Committee consists of three independent directors: Ms. Sabelhaus, Mr. Case, and Mr. Jenkins. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the company. No executive officer of the company serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board, nor has such interlocking relationship existed in the past.

Corporate Responsibility

We are focused on promoting our growth in a sustainable way, one that succeeds by delivering long-term value for our stakeholders. As part of our vision to continually set the standard for maximizing stakeholder value, we have a long standing commitment to sustainable practices in environmental, social, and corporate governance initiatives.

Environmental

We have implemented sustainable and customer-oriented practices in development and operations to try to mitigate the impact to the environment and reduce overall corporate risk.

•
We follow sustainable building standards for new construction, maintenance, renovations, and tenant improvement projects with an objective of providing operating cost savings for tenants as well as supporting tenant and landlord sustainability objectives. We are also committed to increasing the number of our LEED-certified projects going forward.

•
For existing buildings, we look for ways to reduce energy, water, and waste consumption, including, for example, retrofitting older high energy consuming light fixtures to newer, more efficient LED lighting. While we do not control most of the utility usage at our properties, we partner with Goby, Inc. in order to help us monitor and manage the utility usage that we do control. Our partnership with Goby, Inc. is also instrumental in benchmarking buildings with EnergyStar where municipalities require it. In order to make this partnership more useful, we have updated our standard lease form to include language requiring tenants to provide us with the tenant’s utility usage. With the help of the utility management platform and more data from tenants, we expect to establish realistic utility usage benchmarks and then find ways to work with tenants to help make energy, water, and waste efficiency decisions.

•	In 2018, we became a member of the Global Real Estate Sustainability Benchmark (GRESB), a leading provider of real estate sustainability performance assessments.

Social

We are very proud of our numerous initiatives that demonstrate our care and concern for everyone with whom we interact, including the communities in which we do business.

•
We are dedicated to fair compensation, fostering a dynamic and balanced work environment, and providing employees with developmental opportunities to perform well and derive satisfaction from their work. A testament to our culture is our average employee tenure of 12.3 years. We also routinely conduct employee engagement surveys and have received numerous awards for being a great place to work, including recently winning 1st place for both the Best Places to Work in Orange County, California (large company category) and the Best Places to Work in Texas (medium company category).

•
Since 2001, we have had a diversity and inclusion program. We hold annual diversity roundtables for our employees and strive to attract and retain diverse talent, hire diverse vendors, and partner with our tenants on diversity initiatives.

•
In 2018, we rolled out a new initiative called the Duke Realty Women’s Network. The goals of the network are to create a network that supports the investment in, development, and growth of women at our company. The Duke Realty Women’s Network holds quarterly panel discussions for all employees as well as organizing various networking events in the local offices.

•
In addition, we promote all aspects of wellness for our employees—including physical, emotional, and financial health—through our wellness program, which includes group activities, online resources, and generous incentives. We have also won awards for our wellness program, including recently winning Healthiest Employer awards in Indiana, Atlanta, Central Florida, South Florida, Greater Washington, Nashville, Greater Cincinnati, and St. Louis.

•
Among other community service opportunities, we hold an annual day of service during which all employees are encouraged to volunteer in their local communities. We also have charitable contribution programs, such as our dollars for doers program (matching dollars for volunteer hours spent) and our matching gifts program (matching dollars for employee donations to charities).

•
In 2018, our Board adopted a Human Rights Policy. This policy affirms our support of diversity and inclusion, safe and healthy workplaces, fair wages and benefits, water resources, employee training, and an anonymous ethics hotline, among other things.

Corporate Governance

Our reputation is one of our most important assets. Since our inception, we have insisted that our employees, officers, and directors conduct business in accordance with the highest ethical standards. We also strive to implement robust corporate governance practices, as they are critical to keeping us accountable and transparent.

•
We are devoted to ensuring that the Board has a strong oversight function, with a majority of independent directors and a Lead Director. We also conduct annual evaluations of our Board and its committees.

•	21% of our current Board is female and 25% of our nominees to the Board are female. We also have a Board Diversity Policy.

•
The Board oversees our risk management processes, with our Internal Audit Department reporting directly to the Board. Please see “Board Oversight of Risk Management” for more information regarding the Board’s role in risk management.

•	We conduct annual Code of Conduct training sessions, and employees and directors must sign off on our Code of Conduct every year.

•	We have a Corporate Responsibility Committee that reports to the Board.

•	We have adopted proxy access, shareholders can amend our bylaws, and we do not have a shareholder rights plan.

These environmental, social, and corporate governance initiatives all propagate our core values of being responsible, respectful, and resourceful. We chose these values because we believe they are the cornerstone of creating a positive and inclusive culture. These initiatives reinforce this culture and demonstrate our tone from the top. We believe that our culture is one of our greatest assets because it helps us attract and retain committed employees as well as making us a desirable business partner for potential tenants. While some of these initiatives require initial investments from us, focusing on them helps promote our long-term growth and should benefit all of our stakeholders.

PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis beginning on page 33, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement.

At the annual meeting of shareholders on April 25, 2018, over 97% of the shares voted were voted in support of the compensation of our named executive officers, as discussed and disclosed in the 2018 proxy statement. The Executive Compensation Committee appreciates and values the views of our shareholders. In considering the results of last year’s advisory vote to approve executive compensation, the Executive Compensation Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2018 as a result of the advisory vote.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 33 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 51, and encourages you to cast a vote to approve the company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the company, the Executive Compensation Committee, or the Board. The shareholders’ advisory vote will not overrule any decision made by the Board or the Executive Compensation Committee or create or imply any additional fiduciary duty by our directors. However, if there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns. Currently say-on-pay votes are held by the company annually, and we expect the next say-on-pay vote after this Annual Meeting to occur at the 2020 annual meeting of shareholders.

The proposal to approve, on an advisory basis, the compensation of our named executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Executive Compensation Committee has made under those programs and policies with respect to our top executive officers, and the material factors that the Executive Compensation Committee has considered in making those decisions. Following this Compensation Discussion and Analysis, or CD&A, under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2018 by the following individuals, whom we refer to as our named executive officers:

•	our Chairman and Chief Executive Officer, Mr. James B. Connor;

•	our Executive Vice President and Chief Financial Officer, Mr. Mark A. Denien;

•	our Executive Vice President, Chief Investment Officer, Mr. Nicholas C. Anthony;

•	our Executive Vice President, General Counsel and Corporate Secretary, Ms. Ann C. Dee; and

•	our Senior Regional Executive Vice President, Mr. Steven W. Schnur.

2018 Performance Highlights

2018 was another excellent year for Duke Realty. We proudly celebrated our 25th year as a public company and achieved outstanding operational results. We continued to grow our portfolio through strategic development and quality acquisitions in high barrier-to-entry logistics markets, and further strengthened our already sound balance sheet.

As of December 31, 2018, our portfolio of industrial properties included 518 rental and development properties, including jointly controlled properties, encompassing 153.3 million rentable square feet leased by a diverse base of more than 1,000 tenants whose businesses include e-commerce, government service, manufacturing, retailing, wholesale trade, and distribution. As a fully integrated commercial real estate firm, we provide in-house leasing, management, development, and construction services. We also own, directly and through joint ventures, approximately 1,650 acres of land and control an additional 1,000 acres through purchase options.

In 2018, we made significant progress in strategically redeploying the proceeds from our 2017 sale of medical office properties to grow our industrial portfolio through value-creating development projects and the acquisition of quality, strategically-located industrial assets with high cash flow growth potential.

In addition to portfolio repositioning, we continued to execute on our operational and capital strategies in 2018. Highlights include:

•
In 2018, earnings per diluted share decreased by 77% from 2017 due to significant gains in discontinued operations from the 2017 sale of our medical office portfolio. Earnings per diluted share from continuing operations increased by 32% from 2017. In 2018, we achieved an increase in both Adjusted Funds from Operations (AFFO) and Core Funds from Operations (Core FFO) of over 7.2%. AFFO and Core FFO are not generally accepted accounting principles (GAAP) metrics. See Appendix A for a discussion and reconciliation to the most directly comparable GAAP measures.

•
Our average total in-service occupancy for the year was 96.9%, which was near the “superior” goal level in our annual bonus plan. Even with the high occupancy level in our stabilized portfolio, we have ample opportunity to grow earnings and lease additional space in our unstabilized portfolio.

•	We recorded a 25.4% increase in rental rates for 2018, which contributed to strong same-property net operating income growth.

•
We maintained our strong balance sheet and overall financial position by utilizing proceeds from property dispositions to repay debt and opportunistically raise capital in the debt markets when rates and pricing were favorable, all while maintaining high investment-grade credit ratings and improving the key metrics that drive such ratings.

•
Our operational and strategic success has translated into strong returns to our shareholders. Our total shareholder return was 38.7% and 110.7% over the past three and five fiscal years, respectively. This is particularly favorable when compared to total shareholder returns of 8.9% and 45.6% for the MSCI US REIT Index and 30.4% and 50.3% for the S&P 500 over the same time periods.

Fiscal 2018 Pay and Performance Alignment

Fiscal Year 2018 Performance Measures and Results						Fiscal Year 2018 Award Payouts/Vesting
Annual Incentive Awards
Corporate Goals (all named executive officers)
Annual cash incentive awards for all executives had the following corporate goals: AFFO/share, Core FFO/share, and average total in-service lease up occupancy.						The table below summarizes the overall bonus payouts which were based on the corporate, division (as applicable) and individual goals and weightings for each named executive officer.
	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual
AFFO/Share	$1.12	$1.16	$1.18	$1.21	$1.18	NEO	% of Target Earned	Annual Incentive Payout
Core FFO/Share	$1.23	$1.27	$1.29	$1.32	$1.33	Connor	172.50%	$2,199,380
Average Total In-Service Lease Up Occupancy	94.70%	96.00%	96.50%	97.00%	96.90%	Denien	172.50%	$1,117,800
						Anthony	162.50%	$897,260
Division Goals (Mr. Anthony)						Dee	167.50%	$810,700
The award for Mr. Anthony also included the following goals related to our Capital Transactions and Joint Venture Division, plus our executive mentoring program.						Schnur	168.80%	$816,750
(Dollar figures are in millions)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual
Acquisitions Volume(1)	$200.0	$300.0	$350.0	$450.0	$391.9
Acquisitions Yield(2)	4.00%	4.25%	4.40%	4.60%	4.33%
Dispositions Volume(1)	$300.0	$400.0	$450.0	$550.0	$559.7
Dispositions Yield(3)	6.25%	6.00%	5.85%	5.70%	5.28%
(1) Based on ownership share.
(2) Stabilized capitalization rate
(3) In-place capitalization rate

Individual Goals (all named executive officers)
Awards for all executives included subjective, non-formulaic individual performance goals.
2018-2020 Performance Share Plan Awards (PSP awards)
PSP awards vest after three years, if and to the extent performance goals are met, and have two performance components: average annual growth in AFFO/Share and relative total shareholder return, based on a peer group of selected REITs and certain indices. Named executive officers have the opportunity to elect to receive Long-Term Investment Plan, or LTIP, units with the same vesting schedule in lieu of PSP awards.
						The performance goals and resulting payout for the PSP awards relating to fiscal years 2016-2018 are described on pages 46-48.
	Threshold (50%)	Target (100%)	Superior (200%)
Average Annual Growth in AFFO/Share	0.00%	3.00%	5.00% or above
	Threshold (50%)	Target (100%)	Superior (200%)	Outperformance (250%)
Annualized Relative TSR (Total Shareholder Return) Percentile Rank	25	50	≥75	≥75 & ≥15.00% Absolute TSR
Restricted Stock Units (RSUs)
RSUs granted in 2018 vest in equal amounts on the first three anniversaries of the grant date, provided that the named executive officer remains employed on each such vesting date. Named executive officers have the opportunity to elect to receive LTIP Units with the same vesting schedule in lieu of RSUs.

Our Executive Compensation Practices

The Executive Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The following table highlights our current executive compensation practices – both the practices we believe drive performance and mitigate risk and the practices we have not implemented or eliminated because we do not believe they would serve our shareholders’ long-term interests.

Executive Compensation Practices We Have Implemented:
☑ Provide balanced pay opportunities consisting of (1) cash and equity, (2) annual and long-term incentives, and (3) fixed and variable pay
☑ Align pay and performance
☑ Use diverse performance measures
☑ Have appropriate caps on performance-based bonus payouts
☑ Provide perquisites that are limited and have sound business rationale
☑ Include “double-trigger” change in control provisions in equity awards
☑ Apply share ownership and retention guidelines for senior executive officers and directors
☑ Utilize an independent compensation adviser
☑ Mitigate undue risk in compensation programs
☑ Maintain a clawback policy
☑ Maintain an anti-hedging/pledging policy

Executive Compensation Practices We Have Not Implemented:
☒ No “liberal” change in control definition that would be activated on shareholder approval of a transaction
☒ No tax gross-ups on perquisites (except for certain relocation costs that are available to all employees)
☒ No tax gross-up protection for change in control excise taxes
☒ No repricing of options or SARs (directly or indirectly) without prior shareholder approval
☒ Generally do not utilize employment contracts though we do have severance agreements with certain officers

Consideration of Most Recent Say-on-Pay Vote

The Executive Compensation Committee recognizes that executive pay practices and views of sound governance principles continue to evolve. Consequently, the Executive Compensation Committee intends to continue paying close attention to the advice and counsel of its independent compensation adviser and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Executive Compensation Committee or the Board. Please refer to “Information about Communications with Duke Realty Corporation and Our Board” on page 6 for information about communicating with the Board.

At the annual meeting of shareholders on April 25, 2018, over 97% of the shares voted were voted in support of the compensation of our named executive officers, as discussed and disclosed in the 2018 proxy statement. In considering the results of this most recent advisory vote to approve the compensation of named executive officers, the Executive Compensation Committee concluded that the compensation paid to our named executive officers and the company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2018 as a result of the advisory vote.

At the annual meeting of shareholders on April 25, 2018, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote to approve executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which will occur at the 2023 annual meeting.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Executive Compensation Committee, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•	provide total compensation opportunities with a combination of compensation elements that are competitive;

•	tie a significant portion of each executive’s compensation to achieving our key business objectives; and

•
align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Determining Individual Compensation Levels and Pay Mix

When setting compensation, the Executive Compensation Committee seeks to achieve optimal balance between:

•	fixed and variable pay;

•	short-term and long-term incentives; and

•	cash and equity.

We believe that a significant percentage of our executives’ compensation should be at risk and subject to performance. In addition, we attempt to balance the short- and long-term focus of our executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity-based awards.

Our executive compensation program includes the following elements:

Compensation Element		Overview/Objectives
Base Salary	•
Fixed portion of an executive’s annual compensation that is intended to recognize fundamental market value for skills and experience of the individual relative to the responsibilities of his or her position.

Annual Cash Incentive	•	Annual cash incentives vary based on performance against pre-defined goals and are intended to reward short-term performance, including company, individual, and in some cases, division performance.
Long-term Incentive Awards (restricted stock units and performance share awards)	•
Stock-based incentives vary based on stock price and, in the case of performance share awards, on the achievement of predefined goals. They are intended to reward performance over a multi-year period, link executives’ interests to those of shareholders, and encourage retention through a multi-year vesting schedule.

The following charts show the allocations of the fiscal year 2018 target total direct compensation for our CEO and the fiscal year 2018 average target total direct compensation for our other named executive officers, respectively. Base salary is the only fixed element of compensation, with the remainder being at risk. Base salaries and annual bonuses are paid in cash, while 100% of the long-term incentive opportunities (RSUs and performance shares) are paid in stock.

Fiscal 2018 Targeted Total Direct Compensation

Target Total Direct Comp. — CEO

15%
22%
21%
42%
Variable Based On Performance (64%)
Variable Based On Stock Price (63%)

Target Total Direct Comp. — Average Other NEOs

24%
16%
27%
33%
Variable Based On Performance (60%)
Variable Based On Stock Price (49%)

= Base Salary
= Annual Bonus
= Performance Shares
= Restricted Stock Units

How We Make Compensation Decisions

The Executive Compensation Committee has primary responsibility for determining our compensation strategy and setting the compensation of our senior executive officers. Information about the Executive Compensation Committee can be found on page 20 of this proxy statement, under the caption “Board Committees.” To assist in evaluating the compensation practices at the company, the Executive Compensation Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent executive compensation consultant in 2018. FW Cook reports directly to the Executive Compensation Committee and provides no other services to the company. The following table outlines the roles and responsibilities of the various parties in determining executive compensation.

Roles and Responsibilities
The Executive Compensation Committee	•	Determines our compensation strategy.
	•	Oversees design, implementation, and administration of our equity programs.
	•	Approves incentive programs and sets performance goals for executive officers.
	•	Reviews the performance of the CEO.
•
Determines appropriate levels of compensation for our executive officers, including the CEO, by assessing their individual performance in addition to the financial and operational results of the company against annual objectives.

FW Cook	•
Provides advice, research, and analytical services on a variety of subjects, including compensation philosophy, trends, and best practices, peer group selection, target competitive positioning, pay mix, and incentive program design.

CEO	•	Develops an assessment of individual performance for each of his direct reports.
	•	Provides recommendations to the Executive Compensation Committee regarding individual compensation levels for such executives.
•
Provides recommendations to the Executive Compensation Committee regarding metrics and goal levels for incentive plans for company, division, and individual performance for himself and each of his direct reports.

Other Members of Management	•
Our Chief Human Resources Officer provides data and information relating to our compensation programs to the Executive Compensation Committee and FW Cook to help facilitate the Executive Compensation Committee’s review of competitive compensation practices.

•
Our Chief Financial Officer provides the Executive Compensation Committee with reports on financial performance as it relates to key business drivers and performance measures included in incentive program designs.

Assessing the Competitive Marketplace

As part of its process of evaluating our compensation program, the Executive Compensation Committee reviews peer compensation data to ensure that our executive officer compensation is competitive in the marketplace. In 2017, management engaged FPL Associates, or FPL, to provide market data from our peer group. The peer group, developed in consultation with FW Cook, consisted of 15 public REITs that were similar in size to the company in terms of total capitalization (market value of common stock, preferred stock, operating partnership units, and balance sheet long-term debt) at that time. The total capitalization of companies in this peer group ranged from approximately $6.9 billion to $26.0 billion, with a median of $13.9 billion (as of June 30, 2017). Our total capitalization of approximately $13.1 billion (also as of June 30, 2017) was consistent with the median of the peer group. This peer group was used to assess competitive levels of compensation for our executive officers to help inform the Executive Compensation Committee’s decisions on 2018 target total direct compensation opportunities. The companies included in the REIT compensation peer group were as follows:

• Alexandria Real Estate Equities, Inc.	• Douglas Emmett, Inc.	• Kimco Realty Corporation
• Apartment Investment and Management Company	• Extra Storage Space, Inc.	• Liberty Property Trust
• Camden Property Trust	• Federal Realty Investment Trust	• The Macerich Company
• DCT Industrial Trust, Inc.	• Host Hotels & Resorts, Inc.	• Regency Centers Corporation
• Digital Realty Trust	• Kilroy Realty Corporation	• UDR, Inc.

How the Executive Compensation Committee Uses Peer Group Data

The Executive Compensation Committee’s objective related to executive compensation is to provide a range of compensation opportunities with a combination of elements that are generally at competitive median opportunities. To do this, the Executive Compensation Committee reviews the median compensation levels from the compensation peer group companies for each component of pay, including base salary, target annual incentive bonus, target total cash compensation (which includes both base salary and target annual incentive bonus), target long-term incentives, and target total direct compensation (which includes base salary, target annual incentive bonus, and the target value of long-term incentives) for each executive officer position at the company. In setting individual executive target total direct compensation opportunities for 2018 within the range of these parameters, the Executive Compensation Committee examined each component of pay on both a stand-alone basis and as a total. Decisions were based on the Executive Compensation Committee’s business judgment, informed by the comparative data, professional advice, and other considerations, including each executive’s experience level and job performance; his or her duties and responsibilities at the company compared to the duties and responsibilities of executive officers in similar positions at compensation peer group companies; the company’s performance; internal pay equity; and other circumstances unique to the company.

Analysis of 2018 Compensation Decisions

Base Salaries

Base salaries paid to our executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The Executive Compensation Committee considers the executive’s performance, role, and responsibilities; internal equity considerations; and external competitive compensation data when determining the base salary for each executive officer. Base salaries for each of the named executive officers were increased at the beginning of 2018 to recognize performance and bring salaries more in line with competitive benchmarks as follows:

Name	2017	2018
James B. Connor	$800,000	$850,000
Mark A. Denien	$500,000	$540,000
Nicholas C. Anthony	$430,000	$460,000
Ann C. Dee	$425,000	$440,000
Steven W. Schnur	$410,000	$440,000
Annual Cash Incentives

We pay annual incentive bonuses to reward executives for achieving or surpassing annual performance goals that are directly related to our key financial and operational objectives for the year and for execution of specific strategies of the company. At the beginning of each year, the Executive Compensation Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall company leverage, annual capital-recycling goals, the capital market environment, specific platform issues, and other considerations.

Each named executive officer has a target annual bonus potential, expressed as a percentage of base salary, that is based on his or her role and responsibilities, internal equity considerations, and external competitive compensation data as reviewed from time to time. Annual bonuses are paid in cash in February for the prior year’s performance, and are based upon the Executive Compensation Committee’s assessment of our overall performance against goals and each executive’s individual (and, if applicable, division) performance against goals approved by the Executive Compensation Committee.

The following table shows the target annual cash incentive for 2018 for each of our named executive officers and the actual award earned, in each case expressed as a percentage of base salary:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Salary)
James B. Connor	150%	259%
Mark A. Denien	120%	207%
Nicholas C. Anthony	120%	195%
Ann C. Dee	110%	184%
Steven W. Schnur	110%	186%

For 2018, 75% of the annual bonus opportunity for Messrs. Connor, Denien, and Schnur and Ms. Dee and 35% of the annual bonus opportunity for Mr. Anthony was based on overall company performance, as measured by three operational strategy goals: one that measured the company’s annual AFFO per share, one that measured the company’s annual Core FFO per share, and one that measured the average total in-service lease up occupancy of our real estate portfolio, each as described in more detail below. We selected these measures because they directly impact and are indicative of our success in achieving our primary financial and operational objectives for 2018: namely, increasing profitability by maximizing cash from operations.

•
AFFO and Core FFO are calculated by first computing FFO in accordance with standards established by NAREIT. NAREIT defines FFO as net income or loss in accordance with GAAP, excluding gains or losses on sales of real estate assets (including real estate assets incidental to our business) and related taxes, gains or losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures and partially owned consolidated entities. Then, to determine Core FFO, FFO computed in accordance with NAREIT is adjusted for certain items that are generally non-cash in nature and that materially distort the comparative measurement of company performance over time. The adjustments include tax expense or benefit related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the previous adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”); gains (losses) on debt transactions; gains or losses from involuntary conversion from weather events or natural disasters; promote income; and severance charges related to major overhead restructuring activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. AFFO is Core FFO less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items, including straight line rental income and expenses; non-cash components of interest expense and stock compensation expense; and after similar adjustments for unconsolidated partnerships and joint ventures.

•
Average Total In-Service Occupancy (Lease-Up Basis) is the average square footage represented by executed leases without regard to whether the leases have commenced, divided by the total average square footage of our in-service real estate portfolio, excluding the impact of any acquisitions during the year.

40% of the annual bonus opportunity for Mr. Anthony in 2018 was based on performance goals for his division, which are described on page 43.

25% of the annual incentive bonus opportunity for each of our named executive officers in 2018 was directly tied to individual performance.

For purposes of the annual bonus program, individual performance in 2018 was evaluated in a subjective and non-formulaic manner, based on certain individual goals:

•
As the company’s Chairman and CEO, Mr. Connor’s individual goals for 2018 were based upon developing the company’s 2019-2021 strategic plan, maintaining the company’s BBB+ credit metrics, further developing succession and leadership plans, recruiting new Board members, joining the board of another public company, and developing plans for a new company headquarters.

•
As the company’s Chief Financial Officer, or CFO, Mr. Denien’s individual goals for 2018 focused on developing the company’s 2019-2021 strategic plan, maintaining the company’s BBB+ credit metrics, developing and refining succession plans for key positions in his division, progressing plans for implementing a new enterprise resource planning system, and increasing contact with investors and analysts.

•
As the Executive Vice President, Chief Investment Officer, Mr. Anthony’s goals for 2018 included assisting with the development of the company’s 2019-2021 strategic plan, furthering succession and leadership plans for his divisions, developing a 5-year asset plan, and leading a new headquarters committee.

•
As the company’s General Counsel, Ms. Dee’s individual goals for 2018 included assisting with the development of the company’s 2019-2021 strategic plan, developing and furthering succession and leadership plans for her divisions, and reviewing and restructuring the risk management group.

•
As the company’s Senior Regional Executive Vice President, Mr. Schnur’s goals for 2018 included assisting with the development of the company’s 2019-2021 strategic plan, furthering the leadership structure and operational strategy for the West Coast Region, furthering succession and leadership plans for his division, and taking an active role in investor and analyst meetings.

The following table shows the adjusted performance goals and weightings of the 2018 annual incentive bonus opportunities for the named executive officers.

	Weighting for James B. Connor, Mark A. Denien, Ann C. Dee, and Steven W. Schnur	Weighting for Nicholas C. Anthony	2018 Annual Incentive Targets
			Threshold	Target	Stretch	Superior	Actual
AFFO/Share	25.00%	11.66%	$1.12	$1.16	$1.18	$1.21	$1.18
Core FFO/Share	25.00%	11.66%	$1.23	$1.27	$1.29	$1.32	$1.33
Average Total In-Service Lease Up Occupancy	25.00%	11.66%	94.70%	96.00%	96.50%	97.00%	96.90%
Division Goals	0.00%	40.00%
For Mr. Anthony: Assessment of achievement against a mix of financial and operational goals applicable to our Capital Transaction and Joint Ventures Division including: acquisitions volume ($300.0 million target, $391.9 million actual), acquisitions yield (4.25% target, 4.33% actual), dispositions volume ($400.0 million target, $559.7 million actual), and dispositions yield (6.00% target, 5.28% actual).

Individual Goals	25.00%	25.00%	Subjective assessment of achievement of individual goals for 2018 as discussed above.
Total	100.00%	100.00%
Performance for the corporate goals is measured against four different levels established by the Executive Compensation Committee - threshold, target, stretch, and superior. Achieving the target level of performance results in a payout at 100% of target for the relevant measure. Threshold performance results in a payout at 50% of target, and stretch and superior performance result in payouts at 150% and 200% of target, respectively. Performance below the threshold goal results in no payout for the relevant measure. Payout amounts between performance levels are determined using interpolation. The Committee reviews the performance against the division goals relating to our Capital Transactions and Joint Ventures Division, which were used for Mr. Anthony, and the individual goals for named executive officers, and determines the payout for these elements in a partially formulaic and partially non-formulaic manner.
Financial component target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Long-Term Incentive Awards

The objectives of the company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period;

•	align the interests of the executives with those of our shareholders by focusing executives on the shareholder return performance of the company; and

•	provide a retention mechanism through multi-year vesting.

The Executive Compensation Committee oversees grants of long-term incentives on an annual basis and at such other times as may be warranted. A target long-term incentive award value is established for each executive as a percentage of base salary. The Executive Compensation Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the company and internal and external equity considerations.

The following table shows the target long-term incentive award values for 2018 for each of our named executive officers, expressed as a percentage of base salary:

Name	Target Long-Term Incentive Award Value (as a % of Salary)
James B. Connor	430%
Mark A. Denien	235%
Nicholas C. Anthony	215%
Ann C. Dee	190%
Steven W. Schnur	180%

The long-term equity awards made to our named executive officers in February 2018 consisted of a combination of RSUs and performance share awards. In 2018, executive officers were permitted to elect to receive LTIP units in lieu of RSUs or performance share awards. The LTIP units are designed to qualify as profit interests in our operating partnership, Duke Realty Limited Partnership, for federal income tax purposes. To the extent the value of the LTIP units increase after the grant date, the LTIP units will become regular common units of ownership in our operating partnership upon vesting. Pursuant to the limited partnership agreement of our operating partnership, common units of ownership in the operating partnership may be redeemed for shares in the company on a 1:1 basis.

RSUs

To support the retention of key talent and to manage the efficient use of shares in our stock plan, the Executive Compensation Committee elected to make one-third of the annual long-term incentive grants in 2018 in the form of RSUs. RSUs are aligned with performance because they allow the holder to share in total shareholder return, both through share price appreciation (or depreciation) and dividends.

Aside from a special grant discussed below, the RSUs granted in 2018 vest ratably over a three-year period, subject to the holder’s continued employment with the company. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional vested RSUs based upon the closing price of the company’s common stock on the dividend payment date. When the original RSUs vest, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the company’s common stock and paid to participants.

On February 10, 2018, the Compensation Committee awarded certain executives, including our named executive officers, a special grant of RSUs in recognition of their success in completing the disposition of our medical office portfolio in 2017. The disposition of our medical office portfolio, through a series of asset sales totaling $2.9 billion, marked the completion of our long-term strategic goal of becoming a pure-play industrial REIT. The pricing of the disposition exceeded what the experts expected by a significant margin, and the timing and execution were excellent. We have made significant progress in strategically redeploying the proceeds from these sales to grow our industrial portfolio through value-creating development projects and the acquisition of quality, strategically-located industrial assets with high cash flow growth potential. The terms and conditions for the special grant are the same as described above for the annual grant except that the special grants vest ratably over a two-year period. The special grants to each of our named executive officers on February 10, 2018, had the following grant date values:

Name	Special RSU Grant Value
James B. Connor	$383,000
Mark A. Denien	$133,000
Nicholas C. Anthony	$103,500
Ann C. Dee	$87,500
Steven W. Schnur	$83,000

LTIP units elected in lieu of RSUs have the same time-based vesting provisions as the RSUs. However, instead of accumulating dividend equivalents, holders of LTIP units issued in lieu of RSUs receive cash distributions from the operating partnership on each dividend payment date.

Performance Share Awards

The Performance Share Plan, or PSP, is designed to provide executive officers with long-term incentive opportunities directly related to financial performance objectives established by the Executive Compensation Committee for each award. Performance share awards granted under the PSP represent the right to earn actual shares of the company’s common stock at the end of a performance period established for each PSP award. Executives may also elect to receive LTIP units in lieu of performance shares. The actual number of performance shares or LTIP units earned with respect to an award is based upon the target number of performance shares, multiplied by a “payout percentage” ranging from 0 to 225% and determined by the level of performance against pre-established performance goals. Performance shares also earn dividend equivalents only if they vest. LTIP units awarded in lieu of PSP awards receive cash distributions equal to ten percent of the regular partnership distributions during the vesting period, so the LTIP units continue to qualify as “profit interests” for tax purposes. The LTIP units accrue additional dividend equivalent LTIP units up to ninety percent of the regular partnership distributions. As with performance shares, full dividend equivalents are earned on LTIP units only if those LTIP units vest.

Grant of Performance Share Awards in 2018

Two-thirds of the total grant date value of the long-term equity awards made to our named executive officers in February 2018 consisted of performance shares under the PSP. These awards have two financial performance components, each weighted one-half of the 2018 PSP award, that are measured over a three-year period beginning January 1, 2018, as shown in more detail on the following page. Shares and LTIP units granted under the PSP are issued under the Duke Realty Corporation 2015 Long-Term Incentive Plan, or the 2015 Incentive Plan. To the extent performance goals are achieved, the 2018 performance share awards will pay out after the end of the 2018-2020 performance period.

The first financial component measures the company’s average annual growth in AFFO per share. The following table shows the AFFO per-share growth goals and corresponding payout percentages of target shares for the 2018 PSP awards. The payout for AFFO performance between the Threshold and Target levels and the Target and Superior levels will be linearly interpolated.

2018-2020 Average Annual Growth in AFFO per share
Performance Level	Targets	Payout Percentage
Superior	5.0% or above	200.0%
Target	3.0%	100.0%
Threshold	0.0%	50.0%
Below Threshold	Less than 0.0%	0.0%

The second financial component measures our annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group. The following table shows the payout percentage for the 2018 PSP awards at various levels of relative and absolute total shareholder return. The TSR payout percentage will be linearly interpolated between the Threshold and Target performance levels and the Target and Superior performance levels.

2018-2020 Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Outperformance	≥ 75th Percentile and ≥ 15.0% Absolute TSR	250.0%
Superior	≥75th Percentile	200.0%
Target	50th Percentile	100.0%
Threshold	25th Percentile	50.0%
Below Threshold	< 25th Percentile	0.0%

For purposes of relative total shareholder return comparisons, the company selected REITs against which we most directly competed for business and/or capital as well as two REIT indices and one non-REIT index that were relevant performance benchmarks to our business at the time the PSP awards were granted, for inclusion in the performance peer group:

• DCT Industrial Trust Inc.(1)	• NAREIT FTSE Industrials Index
• EastGroup Properties, Inc.	• Prologis, Inc.
• First Industrial Realty Trust, Inc.	• S&P 500 Index
• Liberty Property Trust	• STAG Industrial, Inc.
• MSCI US REIT Index	• Terreno Realty Corporation

(1)	On August 22, 2018, Prologis, Inc. acquired DCT Industrial Trust, Inc. Thus, its total shareholder return is excluded from the peer group as of December 31, 2018, in accordance with the PSP.

For both the AFFO payout percentage and the TSR payout percentage, the payout will be zero percent if the threshold performance level is not attained.

Payout of Performance Share Awards Granted in 2016

In 2018, Messrs. Connor, Denien, Anthony, and Schnur, and Ms. Dee earned a payout of the performance shares granted under the PSP in 2016, or the 2016 PSP awards. The 2016 PSP awards had three financial performance components, each weighted one-third of the 2016 PSP award, that were measured over a three-year period beginning January 1, 2016, as described in more detail below. For 2016, Messrs. Connor, Denien, Anthony, and Schnur and Ms. Dee each elected to receive LTIP units in lieu of PSP awards.

The first financial component measured was the company’s average annual growth in AFFO, the second component was a leverage metric, which included two equally-weighted measures including Fixed Charge Coverage Ratio and the ratio of Debt plus Preferred to EBITDA, and the third financial component measured the company’s annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group.

The following table shows the AFFO metric goals and corresponding payout percentages for the 2016 PSP awards with payout for performance between levels linearly interpolated.

2016-2018 Average Annual Growth in AFFO per share(1)
Performance Level	Targets	Payout Percentage
Superior	3.8% or above	200.0%
Target	1.8%	100.0%
Threshold	-1.3%	50.0%
Below Threshold	Less than -1.3%	0.0%

(1)
Reflects goals as adjusted in July 2017 for our medical office portfolio disposition, which was announced in 2017. Original goals for superior, target, and threshold goals were 5%, 3%, 0%, and less than 0%, respectively.

The following tables show the leverage metric goals and corresponding payout percentages of target levels for the 2016 PSP awards with payout for performance between levels linearly interpolated.

Fixed Charge Coverage Ratio (Trailing 12 Months of 2018)
Performance Level	Targets	Payout Percentages
Superior	3.5 or above	200.0%
Target	3.2	100.0%
Threshold	2.7	50.0%
Below Threshold	Less than 2.7	0.0%

Debt Plus Preferred to EBITDA Ratio (Trailing 12 months of 2018)
Performance Level	Targets	Payout Percentages
Superior	6.00 or less	200.0%
Target	6.50	100.0%
Threshold	7.00	50.0%
Below Threshold	Greater than 7.00	0.0%

The following table shows the payout percentage for the 2016 PSP awards at various levels of relative total shareholder return (changes in stock prices, inclusive of reinstated dividends). Payouts for the total shareholder return component for the 2016 PSP awards are not interpolated.

2016-2018 Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Superior	≥ 80th Percentile	200.0%
Stretch	≥ 60th Percentile and < 80th Percentile	150.0%
Target	≥ 40th Percentile and < 60th Percentile	100.0%
Threshold	≥ 30th Percentile and < 40th Percentile	50.0%
Below Threshold	< 30th Percentile	0.0%

Total shareholder return for the 2016-2018 performance period was measured versus the following REITs against which the company most directly competed for business and/or capital at the start of the performance period:

• DCT Industrial Trust, Inc.(1)	• Liberty Property Trust
• EastGroup Properties, Inc.	• Prologis, Inc.
• First Industrial Realty Trust, Inc.	• Rexford Industrial Realty, Inc.
• Healthcare Realty Trust	• STAG Industrial, Inc.
• Healthcare Trust of America, Inc.	• Terreno Realty Corporation

(1)	On August 22, 2018, Prologis, Inc. acquired DCT Industrial Trust, Inc. Thus, its total shareholder return for the 2016-2018 performance period was excluded from the final computation.

For purposes of the 2016 PSP awards, our average annual growth in AFFO per share was 5.33%, resulting in a payout percentage of 200%; our fixed charge coverage ratio was 5.0x and our debt plus preferred to EBITDA ratio was 4.8x resulting in a payout percentage of 200%; and our relative total shareholder return ranking was at the 22nd percentile, resulting in a payout percentage of 0%. The combined payout percentage was 133.33%, an average of the payout percentage for the three components. In addition, and with the exception of LTIP units, dividend equivalents accrued on the performance shares earned were paid out in shares of stock. Unpaid operating partnership distributions were paid out in additional LTIP units. Please see “Executive Compensation—Option Exercises and Stock Vested in 2018” for the number of shares of stock and LTIP units and values thereof received by our named executive officers in connection with the payout of the 2016 PSP awards.

Other Compensation and Benefits

Our executive officers participate in benefit plans generally available to all other employees. We also provide certain benefits to our executive officers that are not available to all other employees, such as physical examinations that are outside the normal health care plan, financial advisory services, and automobile and cell phone allowances. We also added a supplemental life insurance policy for certain officers beginning January 1, 2019. For additional information on these benefits made available during fiscal 2018, please see the Summary Compensation Table under the section entitled “Executive Compensation.”

Compensation Guidelines and Policies

To help manage compensation-related risk, we have adopted guidelines to assure the independence of compensation advisers, a compensation recoupment policy, and stock ownership and retention guidelines, all of which are described in more detail below.

Compensation Committee Advisers Independence Guidelines

The Executive Compensation Committee has adopted guidelines with respect to the engagement of independent executive compensation advisers to advise it in fulfilling its responsibilities. These guidelines, which can be found on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com, are designed to safeguard the independence of the Executive Compensation Committee’s advisers from the company and management. The Executive Compensation Committee’s consultant, FW Cook, reports directly to the Chairperson of the Executive Compensation Committee, and all work conducted by FW Cook with respect to the company’s compensation programs is on behalf of the Executive Compensation Committee. FW Cook provided no services to the company other than executive and non-employee director compensation consulting services, and has no other direct or indirect business relationship with the company or any of its affiliates. In addition, in its consulting agreement with the Executive Compensation Committee, FW Cook agrees to advise the Chairperson of the Executive Compensation Committee if any potential conflicts of interest arise that could cause FW Cook’s independence to be questioned and to undertake no projects for management except as approved in advance by the Chairperson of the Executive Compensation Committee. No such conflicts of interest arose in 2018.

Compensation Recoupment Policy

We have adopted a compensation recoupment policy under which executive officers and the principal accounting officer could be required to return to the company certain compensation (such as a bonus or other variable compensation) to the extent it was earned based on materially inaccurate financial statements that required a restatement, or it is determined that a metric taken into account in computing the executive officer or principal accounting officer’s short-term or long-term compensation has been materially incorrectly calculated, and the Executive Compensation Committee determines that the officer has received an excess incentive on account of the restatement or correction of the incorrect calculation. In that case, the Executive Compensation Committee may take such action, subject to approval by the Board and applicable law, as it determines appropriate, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on the correct financial results. Also, if the Executive Compensation Committee determines that any employee’s intentional or knowingly fraudulent or illegal conduct caused damage to the company, the Executive Compensation Committee may take such action as it determines appropriate to cancel or reduce any outstanding equity compensation awards, incentive compensation awards, or other benefits to which the employee is actually or contingently entitled, in an amount up to the damage to the company. The company’s Recoupment Policy is incorporated into the Code of Conduct that can be found on the Investor Relations/Corporate Governance section of the company’s website at http://www.dukerealty.com.

Hedging/Pledging Policy

Under our Securities Trading Policy Statement, employees and directors are prohibited from taking out loans, such as margin loans, for which repayment is secured by a pledge of shares of the company’s stock or other securities issued by the company. In addition, transactions in puts, calls, or other derivative securities, or hedging transactions of any kind, whether or not on an exchange or in any other organized market, are generally prohibited by such policy.

Stock Ownership and Retention Guidelines
The company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold company stock over the long term.

Position	Base Salary Multiple	Time to Attain
Chief Executive Officer	6x	5 years
Executive Vice Presidents	4x	5 years

The stock ownership goal for each person subject to the company’s Stock Ownership Guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the company’s executive compensation plans. For this purpose, “net shares” means the number of shares, including limited partnership units in our operating partnership, obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com.
Equity Grant Policies

Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the grant value of an RSU and the target value of a PSP award, as applicable, equal to the fair market value of our stock as of the grant date. Having a pre-determined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Executive Compensation Committee periodically approves equity grants to newly hired employees or to employees receiving promotions. These interim grants generally occur on the February 10, May 10, August 10, or November 10 immediately following the date of hire or promotion, with the grant value of an RSU equal to the fair market value of our stock as of the grant date. The Executive Compensation Committee is authorized to award special equity grants on other dates from time to time when the company experiences exceptional performance results. The company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Employment and Severance Agreements

As a matter of business philosophy, we do not enter into employment agreements with our executive officers. However, we do from time to time enter into letter agreements regarding executive severance with certain key officers. We enter into these agreements as a means of protecting the business interests of the company by conditioning the right of a terminated officer to receive the severance benefits upon each officer’s compliance with a number of post-termination restrictive covenants, including non-competition, non-solicitation, and non-disclosure obligations. We believe that having these covenants in place provides a tangible benefit to our shareholders.

The letter agreements provide the highest severance payment in the case of an employment termination in connection with a change in control of the company. We believe that such enhanced severance provides important retentive value during critical periods relating to a potential change in control and reduces the likelihood that executives may be concerned and distracted by uncertainty as to their ongoing role in the organization after the transaction.

For additional disclosure about the terms of the severance agreements that were in place for 2018, please see “Executive Compensation—Other Potential Post-Employment Payments.”

In January 2019, we amended and restated the letter agreements in order to add competitive benefits in line with market practices and bring the agreements more in line with evolving legal best practices. The primary differences between the letter agreements that were in place in 2018 and the new letter agreements are that the new letter agreements include updated restrictive covenants, allow officers to resign for good reason even absent a change in control, add severance for terminations due to disability, and add healthcare and financial planning stipends during the severance period for officers whose employment terminates when they are eligible for retirement. The amended letter agreements no longer provide for payments for terminations due to cause and do not include the sunset provision that provided that no severance would be payable to an officer age 62 or older except in connection with a change in control.

Pursuant to the amended letter agreements, an officer is entitled to receive certain separation payments and benefits upon the termination of his or her employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the company without cause or the officer resigns for good reason, then he or she would be entitled to a severance payment equal to two times (2X) (or, if such termination occurs within one year following a change in control of the company, three times (3X)) the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 24-month period. If the company terminates the officer’s employment due to his or her disability, then the officer would be entitled to a severance payment equal to the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 12-month period. If the officer terminates his or her employment voluntarily, then the severance payment would equal one times (1X) his or her base salary then in effect, payable over a 12-month period.

In addition, if an officer’s employment terminates for any reason other than cause or death, and at the time of the termination the officer is at least 55 years old and has at least 10 years of service with the company or an affiliate, then he or she also will receive a healthcare stipend and a financial advisory stipend during the severance period. The healthcare stipend is equal to the difference between (a) the cost the officer would have to pay to continue participation in the company’s health plans under COBRA for a period of 36 months and (b) the active employee rate for such coverage, and the healthcare stipend will be reduced by 50% for months during such period in which the officer would be age 65 or over. The financial advisory stipend is equal to the cost the company would have to pay to provide the officer the financial advisory services it provides generally to executive officers for a period of 36 months, calculated using the annual cost for such services in the year in which the termination date occurs. No severance or stipends would be payable if an officer is terminated for cause or death.

Regardless of the reason for termination of an officer’s employment, his or her right to the severance payments and stipends would stop if he or she violates any of the post-employment restrictive covenants in the amended letter agreements, which include non-competition, non-solicitation, and non-disclosure obligations. The non-compete and non-solicitation covenants generally last for two years following termination of employment, or one year if the termination is by the company for cause or by the officer without good reason. The amended letter agreements do not include tax gross-up provisions.

EXECUTIVE COMPENSATION
The total direct compensation of each of our named executive officers consists of annual base salary and annual cash and long-term equity incentive awards as specifically addressed in the CD&A. Our objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock awards, the following table sets forth the compensation earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2018; December 31, 2017; and December 31, 2016. In the case of stock awards, this table reflects the aggregate grant date fair value of stock awards granted by the company during these years.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
James B. Connor Chairman and Chief Executive Officer
	2018	$846,154	$3,794,333	$2,199,380	$33,746	$6,873,613
	2017	$788,462	$3,306,667	$2,072,000	$33,184	$6,200,313
	2016	$647,308	$2,470,000	$1,138,070	$32,141	$4,287,519
Mark A. Denien Executive Vice President and Chief Financial Officer
	2018	$536,923	$1,317,400	$1,117,800	$32,046	$3,004,169
	2017	$496,923	$1,136,667	$1,063,750	$31,301	$2,728,641
	2016	$457,692	$860,000	$770,390	$30,831	$2,118,913
Nicholas C. Anthony Executive Vice President, Chief Investment Officer
	2018	$457,692	$1,026,567	$897,260	$32,203	$2,413,722
	2017	$426,923	$910,883	$851,800	$31,241	$2,220,847
Ann C. Dee Executive Vice President, General Counsel and Corporate Secretary
	2018	$438,846	$867,767	$810,700	$32,358	$2,149,671
	2017	$422,308	$746,583	$864,880	$29,994	$2,063,765
	2016	$388,846	$525,000	$523,150	$28,792	$1,465,788
Steven W. Schnur Senior Regional Executive Vice President
	2018	$437,692	$822,200	$816,750	$121,662	$2,198,304

(1)
This column reflects the aggregate grant date fair value in the applicable year for (a) RSUs granted under the 2015 Incentive Plan and (b) performance shares granted under the PSP, as computed under FASB ASC Topic 718. For 2018, the total includes the value of the special grant of RSUs awarded to each of our named executive officers on February 10, 2018, in recognition of their success in completing the disposition of our medical office portfolio in 2017. It also includes the grant date fair value for any LTIP units granted in lieu of RSUs and/or PSP awards, as elected by the executive officer. In 2018, Messrs. Connor and Denien and Ms. Dee elected to receive LTIP units in lieu of both RSUs and PSP awards, including their special grant of RSUs. Mr. Schnur elected to receive LTIP units in lieu of PSP awards. The grant value for all such awards is equal to the fair market value of our stock as of the grant dates. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to financial performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. The following table sets forth the grant date target values of the 2018 PSP grant, in addition to values assuming achievement of the highest level of performance, for each named executive officer.

2018 PSP Awards
Name	Grant Date Target Value ($)(a)	Value as of Grant Date, Assuming Highest Level of Performance ($)
James B. Connor	$2,436,667(b)	$5,482,501
Mark A. Denien	$846,000(b)	$1,903,500
Nicholas C. Anthony	$659,333	$1,483,499
Ann C. Dee	$557,333(b)	$1,253,999
Steven W. Schnur	$528,000(b)	$1,188,000

(a)
Represents the grant date target value of PSP awards. The grant date fair value reported in the Summary Compensation Table is based on the probable outcome at the time of grant which was below target. The total value reported in the Summary Compensation Table also includes the grant date value of all RSU awards.

(b)
Represents the grant date value at target of LTIP units awarded in lieu of PSP awards upon election by the executive officer. See the discussion of LTIP units awarded in lieu of PSP awards under the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

(2)
Represents the aggregate annual cash incentive bonus that is based upon the company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year as well as an individual and in certain cases a division performance component.

(3)
All other compensation for 2018 includes the value of company matching and profit sharing contributions to the company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the company. In addition, all other compensation includes the following perquisites for each of the named executive officers: (i) an automobile allowance and cell phone allowance; (ii) payments for personal financial planning services; and (iii) payments for executive medical examinations. With regard to Mr. Schnur, moving and relocation expenses totaling $89,506, including $26,482 of tax reimbursements, was included in all other compensation.

Grants of Plan-Based Awards in 2018

The following table summarizes grants made to the named executive officers in 2018 under the company’s plans:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
James B. Connor			$796,875	$1,275,000	$2,550,000
	2/10/18	1/31/18				48,023	96,045	216,101		$2,193,000
	2/10/18	1/31/18							48,023	$1,218,333
	2/10/18	1/31/18							15,097	$383,000
Mark A. Denien			$405,000	$648,000	$1,296,000
	2/10/18	1/31/18				16,673	33,346	75,029		$761,400
	2/10/18	1/31/18							16,673	$423,000
	2/10/18	1/31/18							5,242	$133,000
Nicholas C. Anthony			$345,000	$552,000	$1,104,000
	2/10/18	1/31/18				12,995	25,989	58,475		$593,400
	2/10/18	1/31/18							12,994	$329,667
	2/10/18	1/31/18							4,080	$103,500
Ann C. Dee			$302,500	$484,000	$968,000
	2/10/18	1/31/18				10,984	21,968	49,428		$501,600
	2/10/18	1/31/18							10,984	$278,667
	2/10/18	1/31/18							3,449	$87,500
Steven W. Schnur			$302,500	$484,000	$968,000
	2/10/18	1/31/18				10,406	20,812	46,827		$475,200
	2/10/18	1/31/18							10,406	$264,000
	2/10/18	1/31/18							3,272	$83,000

(1)	Represents the 2018 annual cash incentive bonus opportunities for each executive. See the description of the annual cash incentive award in the CD&A.

(2)
Represents the number of shares that could be earned under performance shares granted during 2018 under the PSP, or the number of limited partnership units in our operating partnership that could be earned under LTIP units granted in lieu of PSP awards. All of the performance share awards and LTIP units granted in lieu of PSP awards have a three-year performance measurement period. The value is computed in accordance with FASB ASC Topic 718. See pertinent details regarding the payout of awards under the PSP in the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

(3)
Represents the number of RSUs granted during 2018 under the 2015 Incentive Plan, or the number of LTIP units granted in lieu of RSUs. The special grant awarded to the named executive officers in 2018 is separately stated. See the description of the RSUs and LTIP units in the section entitled “RSUs” included in the discussion of long-term incentive awards in the CD&A.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2018:
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock Granted That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Granted That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2)
James B. Connor	2/10/14	7,300	$189,073	–	–
	2/10/16	23,524	$609,262	–	–
	2/10/17	28,152	$729,137	205,593	$5,324,859
	2/10/18	48,023	$1,243,796	221,918	$5,747,676
	2/10/18	15,097	$391,012	–	–
Mark A. Denien	2/10/14	5,029	$130,248	–	–
	2/10/16	7,422	$192,230	–	–
	2/10/17	9,677	$250,634	70,672	$1,830,405
	2/10/18	16,673	$431,831	77,048	$1,995,543
	2/10/18	5,242	$135,768	–	–
Nicholas C. Anthony	2/10/14	1,967	$50,958	–	–
	2/10/16	5,664	$146,698	–	–
	2/10/17	8,461	$219,129	57,112	$1,479,201
	2/10/18	13,385	$346,673	60,224	$1,559,802
	2/10/18	4,203	$108,852	–	–
Ann C. Dee	2/10/14	2,863	$74,145	–	–
	2/10/16	4,531	$117,353	–	–
	2/10/17	6,935	$179,620	46,418	$1,202,226
	2/10/18	10,984	$284,486	50,758	$1,314,632
	2/10/18	3,449	$89,329	–	–
Steven W. Schnur	2/10/14	2,140	$55,415	–	–
	2/10/16	2,460	$63,714	–	–
	2/10/17	4,679	$121,180	31,320	$811,188
	2/10/18	10,719	$277,626	48,087	$1,245,453
	2/10/18	3,370	$87,295	–	–

(1)

Officer	Represents
James B. Connor
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for 2014 and pursuant to the 2015 Incentive Plan for 2016, including accumulated dividend equivalent RSUs.
The awards dated February 10, 2017 and February 10, 2018, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election, including the special grant of RSUs.

Mark A. Denien
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for 2014, including accumulated dividend equivalent RSUs.
The awards dated February 10, 2016, through February 10, 2018, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election, including the special grant of RSUs.

Nicholas C. Anthony
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for 2014 and pursuant to the 2015 Incentive Plan for 2017 and 2018, including the special grant of RSUs. The totals include accumulated dividend equivalent RSUs.
The awards dated February 10, 2016, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.

Ann C. Dee
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for 2014 and pursuant to the 2015 Incentive Plan for 2017, including accumulated dividend equivalent RSUs.
The awards dated February 10, 2016 and February 10, 2018, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election, including the special grant of RSUs.

Steven W. Schnur
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for 2014 and pursuant to the 2015 Incentive Plan for 2017 and 2018, including the special grant of RSUs. The totals include accumulated dividend equivalent RSUs.
The awards dated February 10, 2016, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.

The RSUs granted prior to January 2015 vest in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. With the exception of the special grant of RSUs in 2018, RSUs and LTIP units granted beginning on February 10, 2015, and after vest in three equal installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment and in the case of the LTIP units, subject to certain other vesting requirements. The special grant dated February 10, 2018, vests in two equal installments. See pertinent details regarding LTIP units granted in lieu of RSUs, including cash distributions and certain other vesting requirements, included in the discussion of long-term incentive awards in the CD&A. The dividend equivalent RSUs vest as they accrue but are paid out when the host award vests or, if the host award fails to vest and is forfeited, are paid out as soon as practical after such forfeiture, including any delay necessary to comply with Section 409A of the Code. In all cases, the market value indicated is based upon the closing price of the company’s common stock on December 31, 2018, of $25.90 per share.

(2)

Officer	Represents
James B. Connor
The amount represents the number of common units in our operating partnership, plus additional LTIP units that would be earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2017 and 2018.

Mark A. Denien
The amount represents the number of common units in our operating partnership, plus additional LTIP units that would be earned in place of unpaid cash distributions, that would be earned at the maximum payout level, for the LTIP units granted in lieu of PSP awards in 2017 and 2018.

Nicholas C. Anthony	The amount represents the number of shares that would be earned at the maximum payout level, including dividend equivalent shares, for the awards granted pursuant to the PSP in 2017 and 2018.
Ann C. Dee
The amount represents the number of common units in our operating partnership, plus additional LTIP units that would be earned in place of unpaid cash distributions, that would be earned at the maximum payout level, for the LTIP units granted in lieu of PSP awards in 2017 and 2018.

Steven W. Schnur
The amount represents the number of common units in our operating partnership, plus additional LTIP units that would be earned in place of unpaid cash distributions, that would be earned at the maximum payout level, for the LTIP units granted in lieu of PSP awards in 2017 and 2018.

All such amounts are represented at a market value based upon the closing price of the company’s common stock on December 31, 2018, of $25.90 per share. The PSP awards have a three-year performance measurement period. Further details regarding awards granted under the PSP, including LTIP units, are found under the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

Option Exercises and Stock Vested in 2018

The following table shows the number of shares acquired and the value realized upon vesting in 2018 of (i) RSUs, including the value of dividend equivalents earned and vested in 2018 on all outstanding RSUs; (ii) LTIP units received in lieu of RSUs; (iii) performance shares granted in 2016 under the PSP, including the value of dividend equivalents earned and vested in 2018 with respect thereto; (iv) LTIP units received in lieu of performance shares granted in 2016 under the PSP, including the value of dividend equivalents earned on unpaid cash distributions and LTIP units earned above target payout; and/or (v) dividend equivalents earned in 2018 on performance units previously vested under the 2000 Performance Share Plan, or 2000 PSP. The aggregate value of the shares acquired is based upon the fair market value of the company’s common stock on the vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (1)
James B. Connor	151,363	$3,893,211(2)
Mark A. Denien	57,247	$1,472,524
Nicholas C. Anthony	43,371	$1,117,778
Ann C. Dee	35,424	$912,444
Steven W. Schnur	22,171	$571,736

(1)	Includes the following number of shares or LTIP units acquired and value realized on vesting for the 2016 PSP award:

Name	Number of Shares/LTIP Units Acquired on Vesting (#)(a)	Value Realized on Vesting
James B. Connor	95,217	$2,466,130
Mark A. Denien	33,152	$858,649
Nicholas C. Anthony	25,298	$655,208
Ann C. Dee	20,239	$524,182
Steven W. Schnur	10,987	$284,571

(a)
All of our named executive officers elected to receive LTIP units in lieu of PSP awards in 2016. The number represents the LTIP units earned upon vesting, including additional LTIP units earned in place of unpaid cash distributions.

(2)
Includes $11,475 for Mr. Connor attributable to the value of dividend equivalents earned in 2018 on performance units previously vested under the 2000 PSP for which receipt has been deferred. Dividend equivalent units earned under the 2000 PSP are also included in the “Aggregate Earnings in the Last FY” column of the Nonqualified Deferred Compensation table. For a description of these dividend equivalents, see the description of the 2000 PSP under the heading, “Nonqualified Deferred Compensation for 2018.”

Nonqualified Deferred Compensation for 2018

Our named executive officers’ nonqualified deferred compensation in 2018 consists of participation in one or both of the following plans: (1) the Executives’ Deferred Compensation Plan, or DC Plan, and (2) the 2000 PSP. The DC Plan continues in effect as the company’s primary nonqualified deferred compensation plan. Certain of our named executive officers have undistributed awards under the 2000 PSP, although no further awards will be made under such plan. The 2000 PSP constitutes a deferred compensation plan in the technical sense that outstanding vested awards may be paid out in a future year.

Executives’ Deferred Compensation Plan

The company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus, and 100% of RSU and PSP awards. The company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the company. Participants are 100% vested in their deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance, based upon their election, either, in full or by partial lump-sum payment, and/or by annual installments of two to 15 years. A participant who terminates employment other than by retirement, death, or disability will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from his or her account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan

Awards under the 2000 PSP were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. The payment for vested awards is made in shares of common stock. However, vested awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, as previously elected by the participant.

The following table sets forth certain information as of December 31, 2018, regarding deferred compensation plans available to each of our named executive officers.

Name	Name of Plan	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
James B. Connor	DC Plan	–	–	–	–	–
	2000 PSP	–	–	$(7,384)	–	$371,313
Mark. A. Denien	DC Plan	–	–	–	–	–
	2000 PSP	–	–	–	–	–
Nicholas C. Anthony	DC Plan	–	–	$(33,169)	–	$1,192,990
	2000 PSP	–	–	–	–	–
Ann C. Dee	DC Plan	$30,000	–	$(39,140)	–	$925,926
	2000 PSP	–	–	–	–	–
Steven W. Schnur	DC Plan	–	–	$(20,551)	–	$925,851
	2000 PSP	–	–	–	–	–

(1)
Executive contributions represent deferral of base salary and incentive bonus in 2018, which amounts are also disclosed in the fiscal 2018 “Salary” column and the fiscal 2017 “Non-Equity Incentive Plan Compensation” column of the Summary

Compensation Table. Messrs. Connor, Denien, Anthony, and Schnur did not defer any of their salary, incentive bonus, or vesting RSU and PSP Awards in 2018.

(2)
Earnings represent notional returns on (a) participant-selected investments in the DC Plan and (b) dividend reinvestments in the 2000 PSP. Aggregate earnings are not includable in the Summary Compensation Table because such earnings were not preferential or above market.

(3)
The aggregate balance at December 31, 2018, includes the following amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table include contributions to the DC Plan and the value of vested awards and dividend equivalents under the 2000 PSP.

Name	Total
James B. Connor	$208,511
Mark A. Denien	–
Nicholas C. Anthony	$500,492
Ann C. Dee	$660,335
Steven W. Schnur	$496,261

Other Potential Post-Employment Payments

Severance Agreements in Place in 2018

The company and each of our named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. As discussed in “Compensation Discussion and Analysis—Employment and Severance Agreements,” these agreements were amended in January 2019. The level of severance pay under the letter agreements depends upon the circumstances of the officer’s termination of employment. Under the letter agreements that were in place for 2018, if the officer were terminated by the company without “cause” and not in connection with a “change in control” of the Company (each of which terms are defined in the letter agreements), then the officer would be entitled to a severance payment equal to two times (2X) the sum of (a) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period. If the officer terminated his or her employment voluntarily, then the severance payment would equal one times (1X) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs, payable over a 12-month period. If the officer were terminated for “cause,” then the severance payment would be $10,000, payable over a two-month period. Regardless of the reason for termination of an officer’s employment, that officer’s right to the severance payments would stop if and when he or she violated any of the post-employment restrictive covenants in the agreement. The payments in the case of voluntary termination or termination for cause were solely consideration for the executive’s post employment non-solicitation and confidentiality covenants. Longer-term non-solicitation covenants applied in the case of termination without cause or for good reason. The agreements contained a sunset provision, which provided that, in the event the executive’s employment terminated effective on or after his or her 62nd birthday under any one of the termination scenarios other than termination for good reason or upon a change of control, he or she would not be entitled to receive any separation benefits from the Company.

The letter agreements that were in place for 2018 provided the highest severance payment (three times (3X) the sum of (1) base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (2) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period) in the case of the company’s termination of the officer’s employment or the officer’s resignation of employment for “good reason” (as defined in the severance agreements) within one year after a change in control of the company.

The following table shows the amounts that would be payable to each of our named executive officers under the letter agreements that were in place for 2018 under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2018. The severance agreements did not include tax gross-up provisions, and all payments made to the executives would be net of applicable withholdings.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control	Termination by Company without Cause and with No Change in Control	Termination by Company For Cause	Termination by Company without Cause or by Officer for “Good Reason” following Change in Control
James B. Connor	$800,000	$5,744,000	$10,000	$8,616,000
Mark A. Denien	$500,000	$3,127,500	$10,000	$4,691,250
Nicholas C. Anthony	$430,000	$2,563,600	$10,000	$3,845,400
Ann C. Dee	$425,000	$2,579,760	$10,000	$3,869,640
Steven W. Schnur	$410,000	$2,294,480	$10,000	$3,441,720

Change in Control Provisions Under Other Agreements

The company’s long-term compensation plans, including the 2015 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent members of the Board cease to constitute a majority of the Board; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any employee benefit plan sponsored by the company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the company, (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the company of a complete liquidation or dissolution; or (5) when the company’s ownership interest in the operating partnership is reduced below 50%.

All outstanding awards granted under the 2005 Incentive Plan and the 2015 Incentive Plan provide for “double trigger” change in control vesting, such that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, service-based awards vest in full upon the change in control and performance-based awards vest at the “target” level if the change in control occurs prior to the second anniversary of the beginning of the performance period. Such awards vest at the “actual” level if the change in control occurs on or after the second anniversary of the beginning of the performance period and prior to the end of the performance period, based on performance through the date of the change in control. If the awards are assumed by the acquiring company, similar accelerated vesting of awards is contingent on the grantee’s involuntary termination without cause or for good reason within one year following the change in control.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2018, and assuming that the acquiring company does not assume the awards. Unless indicated otherwise below, award values were determined at $25.90 per share, the closing price of the company’s stock on December 31, 2018.

Named Executive Officer	RSUs (1)	PSP Award (2)	Total
James B. Connor	$3,097,873	$4,921,135	$8,019,008
Mark A. Denien	$1,123,205	$1,700,418	$2,823,623
Nicholas C. Anthony	$833,851	$1,350,667	$2,184,518
Ann C. Dee	$719,968	$1,118,611	$1,838,579
Steven W. Schnur	$577,000	$914,073	$1,491,073

(1)	Represents the value of the unvested awards at December 31, 2018.

(2)
Represents awards granted in 2017 and 2018 under the PSP. The value of the awards granted in 2017 would be fixed at the target level in the event of a change in control prior to January 1, 2019, and the value of the awards granted in 2018 would be fixed at the target level in the event of a change in control prior to January 1, 2020. The above table assumes a change of control occurring on December 31, 2018, with the result that both the 2017 and 2018 awards would pay out at the target level.

Retirement Provisions Under Other Agreements

Awards granted to named executive officers pursuant to the 2005 Incentive Plan and the 2015 Incentive Plan will continue to vest upon the executive’s termination of employment, other than for cause, on or after reaching age 55, and provided that the sum of the executive’s age and years of service to the company totals at least 65 years (which is defined as “retirement” for purposes of the 2005 Incentive Plan and the 2015 Incentive Plan). Such awards are subject to the restrictive covenants in each executive’s letter agreement regarding severance payments, previously described under the section “Other Potential Post-Employment Payments.” As of December 31, 2018, Mr. Connor and Ms. Dee were eligible for retirement under these provisions. The values represented above in the table under “—Change in Control Provisions Under Other Agreements” also reflect the total value of the unvested awards that would remain eligible for continued vesting for Mr. Connor and Ms. Dee under the provisions of these plans upon the occurrence of a retirement as of December 31, 2018, and assuming continuing compliance with the restrictive covenants.

Risk Assessment of Overall Compensation Program

The Executive Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the company. Specifically, management compiled an inventory of all incentive compensation arrangements applicable to the company’s employees at all levels, which were then summarized for the Executive Compensation Committee’s independent compensation consultant. The consultant analyzed these arrangements in the context of potential high-risk design provisions and concluded that the program is well-designed overall not to encourage behaviors that would create a material risk for the company. The consultant noted in particular the following program provisions that support this conclusion: (1) appropriate pay philosophy, peer group, and market positioning to support business objectives; (2) an effective balance in cash and equity, short and longer-term performance focus, corporate, business unit, and individual performance focus, and financial and non-financial performance measurement as well as the discretion of the Executive Compensation Committee; (3) a balanced weighting of performance measures; (4) fixed maximum levels for performance-based awards; and (5) meaningful risk mitigation features including stock ownership guidelines, the compensation recoupment policy, and independent Executive Compensation Committee oversight. Based on the independent review and findings of the consultant, the Executive Compensation Committee concluded that the company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the company.

CEO Pay Ratio

The 2018 compensation disclosure ratio of the median annual total compensation of all company employees to the annual total compensation of the company’s CEO is as follows:

Category	2018 Total Compensation and Ratio
Annual total compensation of Mr. Connor (A)	$6,873,613
Median employee total compensation (excluding Mr. Connor) (B)	$118,436
Ratio of A to B	58:1

The company identified the median employee by examining the following compensation elements for all individuals, excluding Mr. Connor: base salary as of December 31, 2018; 2017 bonus paid in 2018; grant date value of 2018 long-term grants; leasing commissions paid in 2018; and overtime paid in 2018. The company determined the median employee based on its workforce as of December 31, 2018, and included all part-time, temporary, and full-time employees. After identifying the median employee, the company calculated 2018 total compensation for such employee using the same methodology used for our named executive officers as set forth in the Summary Compensation Table.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018, about our common stock that may be issued, whether upon the exercise of options, warrants, and rights, or otherwise, under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	3,000,844(1)	–(2)	6,874,778(3)
Equity compensation plans not approved by shareholders(4)	–	–	–
Total	3,000,844	–	6,874,778

The number of options and full value awards granted and outstanding as of December 31, 2018, as indicated above, are from all plans.

(1)	Represents shares of our common stock issuable pursuant to the conversion of RSUs and performance shares, or LTIP units elected in lieu of such awards.

(2)	No options remain outstanding under our equity plans. Our outstanding awards do not have an exercise price.

(3)	Represents the number of remaining shares available for grant under the company’s 2015 Incentive Plan.

(4)	All of the company’s equity plans have been approved by its shareholders.

OWNERSHIP OF COMPANY SHARES

The following table sets forth the beneficial ownership of shares of common stock of the company and common units of ownership in our operating partnership as of February 20, 2019, for:

•	each of our named executive officers;

•	each of our directors;

•	our current directors and executive officers as a group; and

•	each person or group known to us to be holding more than 5% of such common stock.

Beneficial Owner	Shares and Partnership Units Beneficially Owned (1)(12)	Shares Issuable Upon Exercise of Stock Options (2)	Total	Percent of Class
James B. Connor(3)	352,734	–	352,734	*
Mark A. Denien(4)	109,785	–	109,785	*
Nicholas C. Anthony(5)	66,051	–	66,051	*
Ann C. Dee(6)	102,940	–	102,940	*
Steven W. Schnur(7)	39,023	–	39,023	*
John P. Case	5,132	–	5,132	*
William Cavanaugh III	44,401	–	44,401	*
Alan H. Cohen	57,502	–	57,502	*
Ngaire E. Cuneo	36,740	–	36,740	*
Charles R. Eitel	–	–	–	*
Norman K. Jenkins	134	–	134	*
Melanie R. Sabelhaus	31,803	–	31,803	*
Peter M. Scott, III	20,381	–	20,381	*
David P. Stockert	19,775	–	19,775	*
Chris Sultemeier	5,132	–	5,132	*
Michael E. Szymanczyk	37,081	–	37,081	*
Warren M. Thompson	–	–	–	*
Lynn C. Thurber	108,211	–	108,211	*
All directors and executive officers as a group (19 persons)	1,049,842	–	1,049,842	*
The Vanguard Group, Inc.(8)	57,488,413	–	57,488,413	16.00%
BlackRock, Inc.(9)	39,591,883	–	39,591,883	11.02%
FMR LLC(10)	19,843,983	–	19,843,983	5.52%
State Street Corp.(11)	20,470,194	–	20,470,194	5.70%

* Less than one percent (1%)

(1)
The number of shares and units in this column represents the number of shares of common stock and/or partnership units the person “beneficially owns,” as determined by the rules of the SEC. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(2)	As of February 20, 2019, there are no outstanding stock options owned by any of our named executive officers or directors.

(3)	Includes 8,653 shares owned by family members and 140,064 partnership units.

(4)	Includes 95,491 partnership units.

(5)	Includes 57,004 partnership units.

(6)	Includes 1,349 shares owned by family members and 32,575 partnership units.

(7)	Includes 14,760 partnership units.

(8)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information is based solely on two Schedule 13G/As filed by The Vanguard Group and Vanguard Specialized Funds-Vanguard REIT Index Fund with the SEC on February 11, 2019 and January 31, 2019, respectively. The above total includes 17,006,017 shares separately reported by Vanguard Real Estate Index Fund. The Vanguard Group has the sole power to vote 729,913 and dispose of 56,611,847 shares, including shared power to vote 465,074 shares and dispose of 876,566 shares.

(9)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information was obtained from Schedule 13G/A filed with the SEC on January 31, 2019. Total shares beneficially owned include 35,477,054 shares with sole voting power and 39,591,883 shares with sole dispositive power.

(10)
The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information was obtained from Schedule 13G/A filed with the SEC on February 13, 2019. Total shares beneficially owned include 10,558,683 shares with sole voting power and 19,843,983 shares with sole dispositive power.

(11)
The address of State Street Corporation is One Lincoln Street, Boston, MA 02111. This information was obtained from Schedule 13G filed with the SEC on February 14, 2019. Total shares beneficially owned include 18,352,356 with shared voting power and 20,470,194 with shared dispositive power.

(12)
While not included in the table above, shares deferred into our Directors’ Deferred Compensation Plan by members of the Board are considered to be shares owned for purposes of each director’s target ownership requirement pursuant to the company’s Stock Ownership Guidelines, which are described on page 23. Shares owned by individual directors in the Directors’ Deferred Compensation Plan are as follows:

Name	Number of Deferred Shares
William Cavanaugh III	143,784
Ngaire E. Cuneo	185,844
Charles R. Eitel	45,896
Norman K. Jenkins	8,776
Peter M. Scott, III	31,768
Michael E. Szymanczyk	9,516

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of our common stock. Officers, directors, and greater-than-10%-beneficial owners are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the company’s officers, directors, and greater-than-10% beneficial owners were complied with in a timely manner during the year ended December 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Conduct requires that all employees, officers, and directors avoid conflicts of interest that interfere with the performance of their duties or are not in the best interests of the company. The Audit Committee reviews all material proposed transactions between the company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interest and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. We currently do not have any such transactions to report.

PROPOSAL THREE: RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In order to ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions will not be treated as votes cast and therefore will not affect the outcome. The ratification of the selection of KPMG as our independent registered public accountants for 2019 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter; therefore, no broker non-votes are expected.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2019.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2020 ANNUAL MEETING

Shareholder Proposals and Nominations for inclusion in the Company’s Proxy Materials

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the company’s proxy materials. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the company’s proxy materials for the 2020 annual meeting must submit his or her proposal to the company in writing on or before November 14, 2019, which is 120 calendar days prior to the anniversary of the date this proxy statement was released to shareholders. However, if the date of the 2020 annual meeting of shareholders is more than 30 calendar days earlier or later than the anniversary date of the 2019 annual meeting of shareholders, then the deadline is a reasonable time before we begin to print and send our proxy materials. Proposals must comply with all applicable SEC rules.

If a shareholder wishes to nominate a director for inclusion in the company’s proxy material for the 2020 annual meeting of shareholders pursuant to the company’s proxy access bylaw provision, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary no earlier than 150 days and no later than 120 days before the one year anniversary of the date when the proxy materials for the previous year’s annual meeting of shareholders were released to shareholders, which for the 2020 annual meeting would be no earlier than October 15, 2019, and no later than November 14, 2019. However, if the date of the 2020 annual meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the 2019 annual meeting of shareholders, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

Shareholder Proposals and Nominations not for inclusion in the Company’s Proxy Materials

If a shareholder wishes to present a proposal, including a proposal to nominate a director nominee, at the 2020 annual meeting, even if such proposal or nomination is not intended to be included in the 2020 proxy materials, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary at least 120 days before the one year anniversary of the date when the proxy statement was released to shareholders in connection with the previous year’s annual meeting, which for the 2019 annual meeting would be November 14, 2019. However, if the date of the 2020 annual meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the 2019 annual meeting of shareholders, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

If a shareholder is permitted to present a proposal at the 2020 annual meeting, but the proposal was not included in the 2020 proxy material, the company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 28, 2020, which is 45 calendar days prior to the one-year anniversary of the mailing of this proxy statement.

ANNUAL REPORT

A copy of our 2018 Annual Report is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of our 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018, may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations. Our Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business.

FFO: FFO is computed in accordance with standards established by NAREIT. In December 2018, NAREIT issued the NAREIT Funds from Operations White Paper - 2018 Restatement (the 2018 White Paper), which reaffirmed, and in some cases refined, NAREIT's prior determinations concerning FFO. The guidance in the 2018 White Paper allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a REIT's business are excluded from the calculation of FFO. We have made the election to exclude activity related to such real estate assets that are incidental to our business. The guidance in the 2018 White Paper is effective for annual periods beginning after December 15, 2018, with early adoption permitted. We early-adopted the guidance in the 2018 White Paper effective December 31, 2018, and have, accordingly, revised prior periods to reflect that guidance. FFO is calculated as net income or loss in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses on sales of real estate assets (including real estate assets incidental to our business) and related taxes, gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business) and similar adjustments for unconsolidated partnerships and joint ventures. We believe FFO to be most directly comparable to net income or loss attributable to common shareholders as defined by GAAP, and that FFO should be examined in conjunction with net income as presented in the financial statements filed with our Annual Report on Form 10-K. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

In addition to net income (loss) computed in accordance with GAAP, we assess and measure the overall operating results of the company based upon NAREIT FFO, which is a non-GAAP industry performance measure that management believes is a useful indicator of consolidated operating performance. NAREIT FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We believe that the use of NAREIT FFO attributable to common shareholders or common unitholders, combined with net income (which remains the primary measure of performance), improves the understanding of operating results of REITs among the investing public and makes comparisons of REIT operating results more meaningful. Management believes that the use of NAREIT FFO as a performance measure enables investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT's activity and assist them in comparing these operating results between periods or between different companies.

Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature or that potentially distort the comparative measurement of company performance over time. The adjustments include tax expenses or benefits related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the previous adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”), gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, and severance and other charges related to major overhead restructuring activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance as it makes adjustments for items that may be unique or unusual to our company in order to make our results more comparable to our peers and other REITs. Further, we use Core FFO to: (i) evaluate our performance and the performance of our properties in comparison with expected results and results of previous periods; (ii) budget and forecast future results to assist in the allocation of resources; (iii) provide guidance to the financial markets to understand our expected operating performance; and (iv) evaluate how a specific potential investment will impact our future results.

AFFO: AFFO is a supplemental performance measure defined by the company as Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures. We believe AFFO provides investors a more meaningful and consistent comparison of the company’s operating performance and serves as a useful tool to investors in understanding the company’s dividend policy, paying capacity and the performance of our management.

While we believe our modified FFO measures are important supplemental measures, neither NAREIT’s nor our measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP, and are, therefore, limited as an analytical tool. These FFO measures are used by management as supplemental financial measures of operating performance and we believe that it is important that shareholders, potential investors and financial analysts understand the measures management uses. We do not use our FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs. We reconcile our modified FFO measures to our net earnings computed under GAAP as follows:

Duke Realty Corporation and Subsidiaries
Summary of EPS, FFO, Core FFO, and AFFO
Twelve Months Ended December 31,
(Unaudited and in thousands, except per share amounts)

	2018			2017
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	$383,729			$1,634,431
Less dividends on participating securities	(1,675)			(3,981)
Net income per common share-basic	382,054	357,569	$1.07	1,630,450	355,762	$4.58
Add back:
Noncontrolling interest in earnings of unitholders	3,528	3,290		15,176	3,303
Other potentially dilutive securities	1,675	2,438		3,981	2,946
Net income attributable to common shareholders-diluted	$387,257	363,297	$1.07	$1,649,607	362,011	$4.56
Reconciliation to FFO
Net income attributable to common shareholders	$383,729	357,569		$1,634,431	355,762
Adjustments:
Depreciation and amortization	312,217			299,472
Depreciation, amortization and other - unconsolidated joint ventures	9,146			9,674
Gains on sales of properties	(208,780)			(1,466,599)
Gains on land sales	(10,334)			(9,244)
Income tax expense triggered by sales of real estate assets	8,828			17,660
Impairment charges	—			4,481
Gains on sales of real estate assets - unconsolidated joint ventures	(12,094)			(53,897)
Impairment charges - unconsolidated joint venture	2,214			—
Noncontrolling interest share of adjustments	(923)			11,023
NAREIT FFO attributable to common shareholders - basic	484,003	357,569	$1.35	447,001	355,762	$1.26
Noncontrolling interest in income of unitholders	3,528	3,290		15,176	3,303
Noncontrolling interest share of adjustments	923			(11,023)
Other potentially dilutive securities		2,438			2,946
NAREIT FFO attributable to common shareholders - diluted	$488,454	363,297	$1.34	$451,154	362,011	$1.25
Gains on involuntary conversion - unconsolidated joint venture	(3,897)			—
Loss on debt extinguishment	388			26,104
Promote income	—			(20,007)
Other income tax items	—			(7,685)
Core FFO attributable to common shareholders - diluted	$484,945	363,297		$449,566	362,011
AFFO
Core FFO - diluted	$484,945	363,297		$449,566	362,011
Adjustments:
Straight-line rental income and expense	(26,037)			(17,328)
Amortization of above/below market rents and concessions	(2,332)			1,201
Stock based compensation expense	20,198			18,490
Non-cash interest expense	5,788			5,780
Second generation concessions	(164)			(772)
Second generation tenant improvements	(18,436)			(18,630)
Second generation leasing commissions	(25,935)			(24,634)
Building improvements	(9,947)			(15,015)
AFFO - diluted	$428,080	363,297		$398,658	362,011

A-3

Duke Realty Corporation and Subsidiaries
Reconciliation of Net Income to FFO as Defined by NAREIT
Twelve Months Ended December 31,
(Unaudited and in thousands, except per share amounts)

	2018	2017	2016	2015	2014
Net income attributable to common shareholders	$383,729	1,634,431	$312,143	$615,310	$204,893
Less: income attributable to dilutive participating securities	0	0	0	0	(2,588)
Add back:
Noncontrolling interest in earnings of unitholders	3,528	15,176	3,089	6,404	2,627
Net income attributable to common shareholders-diluted	$387,257	$1,649,607	$315,232	$621,714	$204,932
Weighted average common shares and potentially dilutive securities	363,297	362,011	357,076	352,197	340,466
Diluted net income per common share	$1.07	$4.56	$0.88	$1.77	$0.60
3 year growth	22%
5 year growth	78%

Reconciliation to FFO
Net income attributable to common shareholders	$383,729	$1,634,431	$312,143	$615,310	$204,893
Adjustments:
Depreciation and amortization	312,217	299,472	317,818	320,846	384,617
Joint venture share of adjustments	(734)	(44,223)	(49,736)	13,336	(56,422)
Gains on real estate asset sales, net of taxes and impairments	(210,286)	(1,453,702)	(162,818)	(645,358)	(144,688)
Noncontrolling interest share of adjustments	(923)	11,023	(1,037)	3,197	(2,324)
NAREIT FFO attributable to common shareholders - basic	$484,003	$447,001	$416,370	$307,331	$386,076
Noncontrolling interest in income of unitholders	3,528	15,176	3,089	6,404	2,627
Noncontrolling interest share of adjustments	923	(11,023)	1,037	(3,197)	2,324
NAREIT FFO attributable to common shareholders - diluted	$488,454	$451,154	$420,496	$310,538	$391,027
Weighted average common shares and potentially dilutive securities	363,297	362,011	357,076	352,197	343,528
NAREIT FFO per share attributable to common shareholders - diluted	$1.34	$1.25	$1.18	$0.88	$1.14
3 year growth	14%
5 year growth	18%

Duke REALTY

DUKE REALTY CORPORATION
ATTN: INVESTOR RELATIONS
600 EAST 96TH STREET
SUITE 100
INDIANAPOLIS, IN 46240

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 21, 2019 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 23, 2019 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for such electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 21, 2019 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 23, 2019 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
If you would like to attend the annual meeting and vote in person, please contact the Company at 317-808-6005 for directions to the annual meeting. You are entitled to attend the annual meeting only if you were a shareholder as of the close of business on February 20, 2019. If you are not a shareholder of record, but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement showing ownership as of February 20, 2019 or similar evidence of ownership. You should be prepared to present photo identification for admittance. **If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.** To vote in person at the annual meeting, you must be a shareholder of record as of February 20, 2019, or, if you are a beneficial holder who owns through a bank, broker, or other nominee, you must obtain a proxy from such nominee, and bring it to the annual meeting.

VOTE CONFIRMATION
You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on April 24, 2019 via the Proxy Vote Confirmation link at *www.proxyvote.com* by using the information printed in the box marked by the arrow. Vote Confirmation is available 24 hours after your vote is received beginning March 13, 2019, with the final vote tabulation remaining available through April 24, 2019.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E57270-P17211-Z73848

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE REALTY CORPORATION

The Board of Directors recommends you vote FOR each of the directors in proposal 1 and FOR proposals 2 and 3.

	For	Against	Abstain
1a. John P. Case	☐	☐	☐
1b. James B. Connor	☐	☐	☐
1c. Ngaire E. Cuneo	☐	☐	☐
1d. Charles R. Eitel	☐	☐	☐
1e. Norman K. Jenkins	☐	☐	☐
1f. Melanie R. Sabelhaus	☐	☐	☐
1g. Peter M. Scott, III	☐	☐	☐
1h. David P. Stockert	☐	☐	☐
1i. Chris Sultemeier	☐	☐	☐
1j. Michael E. Szymanczyk	☐	☐	☐
1k. Warren M. Thompson	☐	☐	☐
1l. Lynn C. Thurber	☐	☐	☐

	For	Against	Abstain
2. To vote on an advisory basis to approve the compensation of the Company's named executive officers as set forth in the proxy statement.	☐	☐	☐
3. To ratify the reappointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year 2019.	☐	☐	☐

NOTE: The Board of Directors may transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report to Shareholders, Form 10-K, and Notice & Proxy Statement are available at www.proxyvote.com.

E57271-P17211-Z73848

DUKE REALTY CORPORATION
Annual Meeting of Shareholders
April 24, 2019 10:00 AM
THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. Connor and Ann C. Dee, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 24, 2019, at 10:00 a.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is indicated, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side.